Exhibit 4.1

CREDIT AGREEMENT

DATED AS OF MAY 29, 2001

AMONG

WOLVERINE WORLD WIDE, INC.,

CERTAIN FOREIGN SUBSIDIARIES,

THE BANKS PARTY HERETO

BANK ONE, MICHIGAN, AS AGENT

HARRIS TRUST AND SAVINGS BANK, AS SYNDICATION AGENT

AND

COMERICA BANK, AS DOCUMENTATION AGENT

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		2

ARTICLE II. THE COMMITMENTS		12
2.1	Commitments of the Banks.	12
2.2	Termination; Reductions and Increases in Aggregate Commitment	13
2.3	Facility Fees.	14
2.4	Agent's Fee.	14
2.5	Noteless Agreement; Evidence of Indebtedness.	14

ARTICLE III. THE LOANS		15
3.1	Disbursement of Loans.	15
3.2	Conditions for Disbursement of Initial Loan.	16
3.3	Conditions for Disbursement of Each Loan.	17
3.4	Minimum Amounts.	17
3.5	Subsequent Elections as to Loans.	17
3.6	Discretion of the Banks as to Manner of Funding.	18
3.7	Swing Line Loans.	18
3.8	Lending Installation	18
3.9	Tax Documents.	19

ARTICLE IV. PAYMENTS AND PREPAYMENTS OF LOANS		20
4.1	Principal Payments.	20
4.2	Interest Payments.	20
4.3	Optional Prepayment.	21
4.4	Mandatory Prepayment.	21
4.5	Payment Method.	21
4.6	No Setoff or Deduction.	21
4.7	Payment on Non-Business Day; Payment Computations.	21

ARTICLE V. YIELD PROTECTION AND CONTINGENCIES		22
5.1	Additional Costs.	22
5.2	Limitation of Requests and Elections.	22
5.3	Illegality and Impossibility.	23
5.4	Additional Contingencies.	23
5.5	Indemnification.	24
5.6	Capital Adequacy.	24

ARTICLE VI. REPRESENTATIONS AND WARRANTIES		25
6.1	Corporate Existence and Power.	25
6.2	Corporate Authority.	25
6.3	Binding Effect.	25
6.4	Subsidiaries.	26
6.5	Litigation.	26
6.6	Financial Condition.	26
6.7	Use of Loans.	26
6.8	Consents, Etc.	27
6.9	Taxes.	27

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6.10	Title to Properties.	27
6.11	Existing Note Agreements.	27
6.12	Environmental and Safety Matters.	27
6.13	Indebtedness.	28

ARTICLE VII. COVENANTS		28
7.1	Affirmative Covenants.	28
	(a) Preservation of Corporate Existence, Etc.	28
	(b) Compliance with Laws, Etc.	28
	(c) Maintenance of Insurance.	29
	(d) Reporting Requirements.	29
	(e) Access to Records, Books, Etc.	30
7.2	Negative Covenants.	30
	(a) Consolidated Net Worth.	30
	(b) Consolidated Total Debt to Total Capitalization Ratio.	31
	(c) Consolidated Fixed Charge Coverage Ratio.	31
	(d) Liens	31
	(e) Merger; Sale of Assets; Etc.	31
	(f) Nature of Business.	32
	(g) Investments	32
	(h) Subsidiary Indebtedness.	32
	(i) Existing Note Agreements.	32

ARTICLE VIII. DEFAULT		33
8.1	Events of Default.	33
8.2	Remedies.	35

ARTICLE IX. THE AGENT AND THE BANKS		36
9.1	Appointment of Agent.	36
9.2	Scope of Agency.	36
9.3	Duties of Agent.	37
9.4	Resignation of Agent.	37
9.5	Pro Rata Sharing by Banks; Equalization.	38
9.6	Syndication Agent, Documentation Agent, Etc.	38

ARTICLE X. MISCELLANEOUS		38
10.1	Amendments; Etc.	38
10.2	Notices.	39
10.3	Conduct No Waiver; Remedies Cumulative.	40
10.4	Reliance on and Survival of Various Provisions.	40
10.5	Expenses.	40
10.6	Successors and Assigns.	40
10.7	Counterparts.	42
10.8	Governing Law.	42
10.9	Headings.	42
10.10	Construction of Certain Provisions.	42
10.11	Integration and Severability.	42
10.12	Interest Rate Limitation.	42
10.13	Independence of Covenants.	43
10.14	Dissemination of Information.	43

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10.15	Accounting	43
10.16	Waiver of Jury Trial	43

SCHEDULE 6.4	Subsidiaries
SCHEDULE 6.5	Litigation
SCHEDULE 6.12	Environmental and Safety Matters
SCHEDULE 6.13	Indebtedness Greater than $100,000
SCHEDULE 7.2(g)	Investments

EXHIBIT A-1	REVOLVING CREDIT NOTE
EXHIBIT A-2	SWING LINE NOTE
EXHIBIT B	REQUEST FOR REVOLVING LOAN
EXHIBIT C	COVENANT COMPLIANCE CERTIFICATE
EXHIBIT D	SOLVENCY CERTIFICATE
EXHIBIT E	REQUEST FOR CONTINUATION OR CONVERSION OF LOAN
EXHIBIT F	ASSIGNMENT AND ACCEPTANCE

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          THIS CREDIT AGREEMENT, dated May 29, 2001 (this "Agreement"), is among WOLVERINE WORLD WIDE, INC., a Delaware corporation (the "Company"), the Foreign Subsidiary Borrowers (collectively with the Company, the "Borrowers" and each a "Borrower"), the lenders party hereto from time to time (collectively, the "Banks" and, individually, a "Bank"), Bank One, Michigan, a Michigan banking corporation, as Agent, Harris Trust and Savings Bank, as syndication agent (in such capacity, the "Syndication Agent") and Comerica Bank, as documentation agent (in such capacity, the "Documentation Agent").

AGREEMENT

          In consideration of the premises and of the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

          1.1          As used herein the following terms shall have the following respective meanings:

          "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

          "Affiliate", when used with respect to any Person, means any Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. For purposes of this definition, control (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          "Agent" means Bank One, Michigan in its capacity as contractual representative of the Banks pursuant to Article IX, and not in its individual capacity as a Bank, and any successor Agent appointed pursuant to Article IX, and for purposes of notices to the Agent from a Canadian Borrower under Section 3.1(a) and (b) and Section 3.5, notices by the Agent to Canadian Banks under such sections and such other notices with respect to Canadian Borrowers or Canadian Banks as designated by the Agent from time to time, Agent shall be deemed references to the Agent's Affiliate Bank One Canada.

          "Agent Payment Office" of the Agent shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Agent specified from time to time by the Agent as the "Agent Payment Office" to the Borrowers and the Banks for such Agreed Currency.

          "Aggregate Canadian Revolving Commitments" means the U.S. Dollar Amount of the aggregate amount of the Canadian Revolving Commitments of all Canadian Banks.

          "Aggregate Commitments" means the U.S. Dollar Amount of the aggregate amount of the Commitments of all Banks.

          "Aggregate Outstanding Canadian Credit Exposure" means, at any time, the aggregate of the Outstanding Canadian Credit Exposure of all Canadian Banks.

          "Aggregate Outstanding Credit Exposure" means, at any time, the aggregate of the Outstanding Credit Exposure of all the Banks.

          "Aggregate Outstanding U.S./U.K. Credit Exposure" means, at any time, the aggregate of the Outstanding U.S./U.K. Credit Exposure of all U.S./U.K. Banks.

          "Aggregate U.S./U.K. Revolving Commitments" means the U.S. Dollar Amount of the aggregate amount of the U.S./U.K. Revolving Commitments of all U.S./U.K. Banks.

          "Agreed Currencies" means (a) with respect to the Company, U.S. Dollars; (b) with respect to a Canadian Borrower, Canadian Dollars, U.S. Dollars and Euros; and (c) with respect to a U.K. Borrower, British Pounds Sterling, U.S. Dollars and Euros.

          "Applicable Margin" means the following margins for purposes of determining the LIBOR Rate, the BA Rate and the facility fee under Section 2.3, as indicated in the following table:

Fixed Charge Coverage Ratio	Applicable Margin for Fixed Rate Loan	Applicable Margin for Facility Fee

Less than or equal to 2.5 to 1 (Level I)	1.20%	.30%

Greater than 2.5 but less than or equal to 3.5 to 1 (Level II)	.975%	.225%

Greater than 3.5 but less than or equal to 4.5 to 1 (Level III)	.80%	.20%

Greater than 4.5 to 1 (Level IV)	.675%	.175%

          The Applicable Margin shall be adjusted as of the first day of each fiscal quarter of the Company based on the Fixed Charge Coverage Ratio at the end of the fiscal quarter immediately preceding the fiscal quarter most recently ended, provided, however, that for the six-month period commencing on the Effective Date the Applicable Margin shall be no less than the amount set forth above for Level III, and provided, further, upon the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be the amount set forth above for Level I.

          "Arranger" means Banc One Capital Markets, Inc.

          "Assignment and Acceptance" is defined in Section 10.6.

          "BA Interest Period" means, relative to any BA Rate Loan, the period beginning on (and including) the date on which such BA Rate Loan is made or continued to (but excluding) the date which is 30, 60 or 90 days thereafter or such other period of time agreed to by all the Canadian Banks, as a Canadian Borrower may elect under Section 3.1 or 3.5, and each subsequent period commencing on the expiry of the immediately preceding BA Interest Period and ending on the date 30, 60 or 90 days (or such other period acceptable to such Canadian Borrower and each of the Canadian Banks) thereafter, as a Canadian Borrower may elect under Section 3.1 or 3.5, provided, however, that (a) each BA Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, and (b) no BA Interest Period shall be permitted which would end after the Termination Date.

          "BA Rate" means with respect to a BA Rate Loan for the relevant BA Interest Period, the sum of (a) the Applicable Margin plus (b) the bid rate quoted by Bank One Canada for its own acceptances for the relevant BA Interest Period as of the Borrowing Date (the first day of such BA Interest Period).

          "BA Rate Loan" means a Loan in Canadian Dollars that bears interest based on the BA Rate.

          "Bank One" means Bank One, Michigan, a Michigan banking corporation, in its individual capacity, and its successors.

          "Bank One Canada" means Bank One Canada, together with its Affiliates and successors and assigns (including without limitation Bank One, NA, Canada Branch and any other successor or assignee thereof which is a branch or Affiliate of Bank One, NA or Bank One).

          "Banking Day" means (a) with respect to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market, and (b) with respect to any BA Rate Loan, a day on which commercial banks are open for foreign exchange business in Canada and dealings in Canadian Dollars are carried on in the applicable offshore foreign exchange interbank market or other market in which disbursement of or payment in Canadian Dollars will be made or received hereunder.

          "Banks" is defined in the first paragraph of this Agreement, and shall include Bank One in its capacity as Swing Line Bank unless otherwise specified.

          "Borrowing Date" means a date on which a Loan is made hereunder.

          "British Pounds Sterling" or "£" shall mean the lawful currency of the U.K.

          "Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks generally are not open in Chicago or Detroit for the conduct of substantially all of their commercial lending activities, (b) if the applicable Business Day relates to any Canadian Revolving Loan, a day which is also a day on which banks generally are open in Toronto, Canada for the conduct of substantially all of their commercial lending activities, and (c) if the applicable Business Day relates to any Fixed Rate Loan, such a day which is also a Banking Day.

          "Canadian Borrower" means Hush Puppies Canada Footwear, Ltd. or such other Subsidiary of the Company which (i) is organized under the laws of Canada or any political subdivision thereof, (ii) is approved by the Agent and (iii) satisfies the requirements to become a Foreign Subsidiary Borrower hereunder.

          "Canadian Dollars" or "C$" shall mean the lawful currency of Canada.

          "Canadian Bank" means any Bank which has a Canadian Revolving Commitment.

          "Canadian Revolving Commitment" means, as to any Canadian Bank at any time, its obligation to make Revolving Loans to the Canadian Borrowers under Section 2.1(b) in an aggregate U.S. Dollar Amount not to exceed at any time the U.S. Dollar amount set forth opposite such Bank's name on the signature pages hereof under the heading "Canadian Revolving Commitment" or as otherwise established pursuant to Section 10.6, as such amount may be modified from time to time pursuant to the provisions hereof.

          "Canadian Revolving Loans" means Revolving Loans made to the Canadian Borrower under Section 2.1(b).

          "Capital Stock" shall mean (i) in the case of any corporation, all capital stock (whether common, preferred or any other type) and any securities exchangeable for or convertible into capital stock and any warrants, rights or other options to purchase or otherwise acquire capital stock or such securities or any other form of equity securities, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person.

          "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Generally Accepted Accounting Principles.

          "Cash Equivalent Investments" means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by Standard & Poor's Ratings Services or P-1 or better by Moody's Investors Service, Inc., (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

          "Change of Control" means and includes each and every issue, transfer, or other disposition of shares of the stock of the Company (including without limitation, pursuant to a merger or consolidation otherwise permitted hereunder) which results in a Person or Group (other than the Current Management Group) beneficially owning or controlling, directly or indirectly, greater than 50% of the Voting Stock of the Company. As used in this definition, "Current Management Group" means: (i) Geoffrey B. Bloom, Steven M. Duffy, Stephen L. Gulis, Jr., Blake Krueger and Timothy J. O'Donovan or (ii) any Group which includes and is under the general direction of any of the above-named persons; "Group" means any group or related persons constituting a "group" for the purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or any successor provision; and "Voting Stock" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

          "Commitments" means the Canadian Revolving Commitments and the U.S./U.K. Revolving Commitments.

          "Consolidated Adjusted Net Earnings" means, with reference to any period, the Consolidated Net

Earnings for such period, plus, to the extent deducted from revenues in determining Consolidated Net Earnings for such period, (i) the restructuring charges taken by the Company in fiscal year 2000 for the relevant periods that such charges were taken, and (ii) extraordinary or non-recurring non-cash losses incurred other than in the ordinary course of business, and minus, to the extent included in Consolidated Net Income, extraordinary or non-recurring gains realized other than in the ordinary course of business.

          "Consolidated Adjusted Net Earnings Available for Fixed Charges" means, for any period, the sum of (i) Consolidated Adjusted Net Earnings during such period plus (ii) to the extent deducted in determining Consolidated Net Earnings, all provisions for all federal, state or other income taxes made by the Company and its Subsidiaries during such period plus (iii) to the extent deducted in determining Consolidated Net Earnings, Consolidated Fixed Charges during such period.

          "Consolidated Fixed Charge Coverage Ratio" means, as of the end of any fiscal quarter of the Company, the ratio of (i) the Consolidated Adjusted Net Earnings Available for Fixed Charges for the four fiscal quarters then ending to (ii) the Consolidated Fixed Charges for such four fiscal quarters.

          "Consolidated Fixed Charges" means, for any period, the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Subsidiaries and (ii) all Interest Charges of the Company and its Subsidiaries payable with respect to such period, all as determined on a consolidated basis.

          "Consolidated Net Earnings" means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with Generally Accepted Accounting Principles, after eliminating all offsetting debits and credits between the Company and its Subsidiaries, all earnings or losses attributable to minority interests in Subsidiaries, and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles.

          "Consolidated Net Worth" means, as of any date, the consolidated stockholders' equity of the Company and its Subsidiaries calculated in accordance with Generally Accepted Accounting Principles on a consolidated basis as of such date.

          "Consolidated Total Capitalization" means, on any date, the sum of (i) the Consolidated Total Debt and (ii) the Consolidated Net Worth.

          "Consolidated Total Debt" means, as of any date, the consolidated Indebtedness of the Company and its Subsidiaries as of such date.

          "Consolidated Total Debt to Total Capitalization Ratio" means, as of any date, the ratio of Consolidated Total Debt to Consolidated Total Capitalization as of such date.

          "Contingent Liabilities" of any Person means, as of any date, all obligations of such Person or of others for which such Person is contingently liable, as obligor, guarantor, surety or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of any letters of credit or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such other Person.

          "Defaulting Bank" means any Bank that (a) on any Borrowing Date fails to make available to the Agent such Bank's Loans required to be made to a Borrower on such Borrowing Date or (b) shall not have made a payment to the Agent (including in its capacity as Swing Line Lender) required under this Agreement. Once a Bank becomes a Defaulting Bank, such Bank shall continue as a Defaulting Bank until such time as such Defaulting Bank makes available to the Agent the amount of such Defaulting Bank's Loans and/or to the Swing Line Bank such payments requested by the Swing Line Bank together with all other amounts required to be paid to the Agent and/or the Swing Line Bank pursuant to this Agreement.

          "Domestic Subsidiary" means any Subsidiary that is not a Foreign Subsidiary.

          "Effective Date" means the date of this Agreement.

          "Environmental Laws" at any date means all provisions of law, statute, ordinances, rules, regulations, judgments, writs, injunctions, decrees, orders, awards and standards (but only to the extent such standards could be determined to be legally binding or the violation of such standards could give rise to liability of the Company or any of its Subsidiaries) promulgated by the government of the United States of America or any foreign government or by any state, province, municipality or other political subdivision thereof or therein or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning the protection of, or regulating the discharge of substances into, the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Euro" and/or "EUR" means the Euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

          "Event of Default" means any of the events or conditions described in Section 8.1.

          "Existing Note Agreements" means the 1994 Note Agreements and the 1998 Note Agreements.

          "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Detroit time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

          "Fixed Rate Loan" means any LIBOR Rate Loan or any BA Rate Loan.

          "Floating Rate" means, for any day, a rate per annum equal to (i) with respect to Loans to the Company, the higher of the Prime Rate for such day and the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum and (ii) with respect to Loans to the Canadian Borrower, the Prime Rate for such day, in each case changing when and as the Prime Rate or the Federal Funds Effective Rate changes, as applicable.

          "Floating Rate Loan" means any Loan which bears interest at the Floating Rate.

          "Foreign Subsidiary" means each Subsidiary organized under the laws of a jurisdiction outside of the United States.

          "Foreign Subsidiary Borrower" means a U.K. Borrower or Canadian Borrower.

          "Generally Accepted Accounting Principles" means generally accepted accounting principles in effect from time to time applied on a basis consistent with that reflected in the financial statements referred to in Section 6.6.

          "Guaranty" means that certain Guaranty dated as of the Effective Date executed by the Company in favor of the Agent, for the ratable benefit of the Banks, as it may be amended or modified and in effect from time to time.

          "Indebtedness" of any Person means, as of any date, (a) all obligations of such Person for borrowed money, off balance sheet financings (whether under an asset securitization, synthetic lease or similar transaction which is the functional equivalent or takes the place of borrowing but does not constitute a liability on the balance sheet of such Person, based on the amount financed) or similar obligations (other than trade accounts payable arising in the ordinary course of such Person's business and payable on terms customary in the trade), (b) all obligations as lessee under any lease which, in accordance with Generally Accepted Accounting Principles, is or should be capitalized on the books of the lessee, and (c) all obligations of others similar in character to those described in clauses (a) and (b) of this definition for which such Person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for the collection in the ordinary course of business), including without limitation all reimbursement obligations of such Person in respect of letters of credit or similar obligations and all obligations of such Person to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person; except that 'Indebtedness' shall not include obligations now or in the future owing to the Company by any of its Subsidiaries.

          "Interest Charges" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles): (A) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capitalized Leases) deducted in determining Consolidated Net Earnings for such period, and (B) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Earnings for such period.

          "Interest Payment Date" means (a) with respect to any Floating Rate Loan, the first Business Day of each month, commencing with the first such day occurring after the Effective Date, and (b) with respect to any Fixed Rate Loan, the last day of the Interest Period with respect to such Fixed Rate Loan and, if such Interest Period exceeds three months, the day in the third month following the month the Loan proceeds were disbursed (or, in the case of the continuation of a Loan as, or conversion of a Loan to, a Fixed Rate Loan, the day in the third month following the month in which such continuation or conversion occurred) that numerically corresponds to the date on which the Loan proceeds were disbursed (or to the date on which such continuation or conversion occurred) or, if there is no numerically corresponding day, the last Business Day of that third month.

          "Interest Period" means any BA Interest Period or any LIBOR Interest Period.

          "Investment" of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

          "Lending Installation" means, with respect to a Bank (including the Swing Line Bank) or the Agent, the office, branch, subsidiary or affiliate of such Bank or the Agent with respect to each Agreed Currency listed on the administrative information sheets provided to the Agent in connection herewith or otherwise selected by such Bank or the Agent pursuant to Section 3.8.

          "LIBOR Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the day such LIBOR Rate Loan is made or converted to a LIBOR Rate Loan and ending on the date 1, 2, 3, or 6 months (or such other period acceptable to the Borrower and each of the Banks) thereafter, as a Borrower may elect under Section 3.1 or 3.5, and each subsequent period commencing on the expiry of the immediately preceding LIBOR Interest Period and ending on the date 1, 2, 3, or 6 months (or such other period acceptable to the Borrower and each of the Banks) thereafter, as the Borrower may elect under Section 3.1 or 3.5, provided, however, that (a) any LIBOR Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) each LIBOR Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and (c) no LIBOR Interest Period shall be permitted which would end after the Termination Date.

          "LIBOR Rate" means, with respect to any LIBOR Rate Loan and the related Interest Period, the per annum rate that is equal to the sum of:

                    (a)          the Applicable Margin, plus

                    (b)          the per annum rate of interest determined by dividing (i) the LIBOR Reference Rate for such LIBOR Rate Loan; by (ii) a percentage equal to 100% minus that percentage (expressed as a decimal) that is specified on the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement (including, without limitation, any marginal, emergency or special reserves) with respect to LIBOR funding (currently referred to as "eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System; plus, in each case, all other applicable costs, expenses and reserves (including without limitation the cost of compliance with any existing requirements of the Bank of England Act of 1998 and/or Bank of England and/or the Financial Services Authority to place non-interest bearing or special deposits with the Bank of England and/or pay fees to the Financial Services Authority in connection with advances denominated in British Pounds Sterling) for any LIBOR Rate Loan denominated in Euros or British Pounds Sterling;

all as conclusively determined by the Agent, such sum to be rounded up, if necessary, to the nearest whole multiple of 1/100 of 1%, and such LIBOR Rate to be adjusted as and when any change occurs in applicable costs, expenses and reserves as described above.

          "LIBOR Rate Loan" means any Loan which bears interest at the LIBOR Rate.

          "LIBOR Reference Rate" means, with respect to a LIBOR Rate Loan for the relevant Interest Period, the applicable British Bankers' Association LIBOR rate for deposits in the applicable Agreed Currency as reported by any generally recognized financial information service for such Agreed Currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association LIBOR rate is available to the Agent, the applicable LIBOR Reference Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One's relevant LIBOR Rate Loan and having a maturity equal to such Interest Period.

          "Loan" means any Revolving Loan or any Swing Line Loan.

          "Loan Documents" means this Agreement, the Notes, the Guaranty and the other agreements, certificates and other documents contemplated hereby or executed or delivered pursuant hereto by any Borrower or the Guarantor at any time with or in favor of the Agent or any Bank.

          "Margin Stock" means "margin stock" as defined in Regulations U and X of the Board of Governors of the Federal Reserve System as from time to time in effect or "margin security", "marginable OTC stock" or "foreign margin stock" within the meaning of Regulation S, T or X of the Board of Governors of the Federal Reserve System as from time to time in effect.

          "Material Adverse Effect" means a material adverse effect on (i) the business, property, condition (financial or otherwise), results of operations, or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of any Borrower or Guarantor to perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of this Agreement or the rights or remedies of the Agent or the Banks hereunder.

          "Material Subsidiary" means (1) any Foreign Subsidiary Borrower and (2) any other Subsidiary of the Company if:

                    (a)          The assets of such Subsidiary (valued at book value) as at the end of the immediately preceding fiscal year exceed 5% of Consolidated Total Assets (as defined in the Existing Note Agreements) of the Company and its Subsidiaries; or

                    (b)          The aggregate sum of all assets (valued at book value) of such Subsidiary, when combined with the assets of all other Subsidiaries to which Section 8.1(i) would have applied if not for the limitations set forth herein at any time during the three-year period immediately preceding the date of such determination, exceeds 5% of consolidated total assets of the Company and its Subsidiaries; or

                    (c)          The percentage of Consolidated Net Earnings contributed by such Subsidiary during the immediately preceding fiscal year exceeds 5%; or

                    (d)          5% is less than the sum of (i) the percentage of Consolidated Net Earnings contributed by such Subsidiary during its Applicable Year and (ii) the percentage of Consolidated Net Earnings contributed during its Applicable Year by each other Subsidiary of the Company to which Section 8.1(i) would have applied at any time during the three-year period immediately preceding the date of such determination if not for the limitations set forth herein. The "Applicable Year" for each such Subsidiary shall be the last complete fiscal year of the Company and its Subsidiaries immediately preceding the date of the occurrence of the relevant event or circumstance described in Section 8.1(i).

          "1994 Note Agreements" means the Note Agreements dated as of August 1, 1994, Re: $30,000,000 7.81% Senior Notes Due August 15, 2004, together with any document or instrument executed pursuant thereto, between the Company and each of the respective parties thereto, as amended by a First Amendment to Note Agreement and Consent dated 1995.

          "1998 Note Agreements" means the Note Agreements dated December 8, 1998, Re: $75,000,000 6.5% Senior Notes Due December 8, 2004, together with any document or instrument executed pursuant thereto, between the Company and each of the respective parties thereto.

          "Notes" are defined in Section 2.5.

          "Outstanding Canadian Credit Exposure" means, as to any Canadian Bank at any time, the U.S. Dollar Amount of the aggregate principal amount of its Canadian Revolving Loans outstanding at such time.

          "Outstanding Credit Exposure" means, as to any Bank at any time, the sum of the Outstanding Canadian Credit Exposure plus the Outstanding U.S./U.K. Credit Exposure of such Bank outstanding at such time.

          "Outstanding U.S./U.K. Credit Exposure" means, as to any U.S./U.K. Bank at any time, the U.S. Dollar Amount of the sum of (i) the aggregate principal amount of its U.S./U.K. Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

          "Overdue Rate" means (a) in respect of principal on Floating Rate Loans, a rate per annum that is equal to the sum of two percent (2%) plus the Prime Rate, (b) in respect of Fixed Rate Loans, a rate per annum that is equal to the sum of two percent (2%) plus the per annum rate in effect thereon until the end of the then-current Interest Period for such Loan and thereafter a rate per annum that is equal to the sum of two percent (2%) plus the Prime Rate (or, in the case of any Fixed Rate Loan denominated in British Pounds Sterling or Euros, the per annum rate equivalent to the Prime Rate for such currency as determined by the Agent) , (c) in respect of Swing Line Loans, a rate per annum that is equal to the sum of two percent (2%) plus the per annum rate in effect thereon, and (d) in respect of other amounts payable by the Borrowers hereunder (other than interest) a per annum rate that is equal to the sum of two percent (2%) plus the Prime Rate.

          "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

          "Person" shall include an individual, a corporation, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), and any agency or political subdivision thereof, and any other entity.

          "Plan" means, with respect to any Person, any employee benefit or other plan maintained by such Person for its employees and covered by Title IV of ERISA or to which Sec. 412 of the Internal Revenue Code of 1986, as amended from time to time, applies.

          "Prime Rate" means (a) with respect to Loans to the Company or Loans denominated in U.S. Dollars to the Canadian Borrower, a rate per annum equal to the prime rate of interest announced or established from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), and (b) with respect to Loans denominated in Canadian Dollars to the Canadian Borrower, a rate per annum equal to the prime rate announced or established from time to time by Bank One Canada (which is not necessarily the lowest rate charged to any customer), in each case changing when and as said prime rate changes.

          "Prior Credit Agreement" means the Credit Agreement among the Company, the banks party thereto and Bank One, Michigan, formerly known as NBD Bank, as agent, dated as of October 11, 1996, as amended.

          "Pro Rata Share" means, for each Bank, the ratio of such Bank's Commitment to the Aggregate Commitment, provided that (a) with respect to U.S./U.K. Revolving Loans and Swing Loans and facility fees with respect to the U.S./U.K. Revolving Commitments, Pro Rata Share means, for each Bank, the ratio such Bank's U.S./U.K. Revolving Commitment bears to the Aggregate U.S./U.K. Revolving Commitments, and (b) with respect to Canadian Revolving Loans and facility fees with respect to the Canadian Revolving Commitment, Pro Rata Share means, for each Bank, the ratio such Bank's Canadian Revolving Commitment bears to the Aggregate Canadian Revolving Commitments.

          "Rentals" means, with respect to any period, the sum of all payments (including as such all payments which a lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property (other than Capitalized Leases), EXCLUDING any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) (a) on account of maintenance, repairs, insurance, taxes and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.

          "Required Banks" means Banks holding greater than 50% of the aggregate principal amount of the Aggregate Outstanding Credit Exposure then outstanding (or 50% of the Aggregate Commitments if the Aggregate Outstanding Credit Exposure is zero).

          "Revolving Commitments" shall mean the U.S./U.K. Revolving Commitments and the Canadian Revolving Commitments.

          "Revolving Loan" means any Canadian Revolving Loan or any U.S./U.K. Revolving Loan.

          "Same Day Funds" means (a) with respect to disbursements and payments in U.S. Dollars, immediately available funds, and (b) with respect to disbursements and payments in any other Agreed Currency, same day or other funds as may be determined by the Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Agreed Currency.

          "Subsidiary" of any Person means any corporation (whether now existing or hereafter organized or acquired) in which at least a majority of the securities of each class having ordinary voting power for the election of directors (other than securities which have such power only by reason of the happening of a contingency), at the time as of which any determination is being made, is owned, beneficially and of record, by such Person or by one or more of the other Subsidiaries of such Person or by any combination thereof.

          "Substantial Portion" means, with respect to the assets of the Company and its Subsidiaries, assets which represents more than 10% of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made.

          "Swing Line Bank" means Bank One as the Swing Line Bank hereunder. Any reference to the Agent shall also be deemed reference to the Agent in its capacity as the Swing Line Bank hereunder, and any reference to Swing Line Bank shall be deemed references to the appropriate Lending Installation of the Swing Line Bank for the relevant Borrower.

          "Swing Line Borrowing Notice" is defined in Section 3.7(b).

          "Swing Line Loan" means a Loan made available to a U.S./U.K. Borrower by the Swing Line Bank pursuant to Section 3.7.

          "Termination Date" means the earlier to occur of (a) May 29, 2006, and (b) the date on which the Commitments shall be terminated pursuant to Section 2.2 or 8.2.

          "Type" means, with respect to any Loan, its nature as a Floating Rate Loan, BA Rate Loan or a LIBOR Rate Loan.

          "U.K." means the United Kingdom of Great Britain and Northern Ireland.

          "U.K. Borrower" means Hush Puppies (UK) Ltd., Merrell (Europe) Limited or such other Subsidiary of the Company which (i) is organized under the laws of the U.K. or any political subdivision thereof, (ii) is approved by the Agent and (iii) satisfies the other requirements to become a Foreign Subsidiary Borrower hereunder.

          "Unmatured Default" means an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

          "U.S. Dollar Amount" of any currency at any date means (i) the amount of such currency if such currency is U.S. Dollars, or (ii) the equivalent in such currency of such amount of U.S. Dollars if such currency is any currency other than U.S. Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Agent for such currency on the London market at 11:00 a.m., London time, on such date.

          "U.S. Dollars" and "$" means the lawful money of the United States of America.

          "U.S./U.K. Borrower" means the Company or a U.K. Borrower.

          "U.S./U.K. Revolving Commitment" means, as to any U.S./U.K. Bank at any time, its obligation to make Revolving Loans to the U.S./U.K. Borrowers under Section 2.1(a) in an aggregate U.S. Dollar Amount not to exceed at any time outstanding the U.S. Dollar amount set forth opposite such Bank's name on the signature pages hereof under the heading "U.S./U.K. Revolving Commitment" or as otherwise established pursuant to Section 10.6, as such amount may be modified from time to time pursuant to the applicable provisions hereof.

          "U.S./U.K. Bank" means any Bank which has a U.S./U.K. Revolving Commitment.

          "U.S./U.K. Revolving Loans" means Revolving Loans made to the U.S./U.K. Borrowers under Section 2.1(a).

          1.2          As used herein, the terms "Agent", "Bank", "Banks", "Borrower", "Borrowers", "Company" and "this Agreement" shall have the respective meanings ascribed thereto in the introductory paragraph of this Agreement. Such terms, together with the other terms defined in Section 1.1, shall include both the singular and the plural forms thereof and shall be construed accordingly. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement. Use of the terms "herein", "hereof", and "hereunder" shall be deemed references to this Agreement in its entirety and not to the Section or clause in which such term appears.

ARTICLE II. THE COMMITMENTS

          2.1          Commitments of the Banks.          (a) Each U.S./U.K. Bank agrees, for itself only, subject to the terms and conditions of this Agreement, to lend to the U.S./U.K. Borrowers from time to time from the Effective Date until the Termination Date, U.S./U.K. Revolving Loans and to participate in Swing Line Loans made upon the request of a U.S./U.K. Borrower, provided that, after giving effect to the making of each such Loan, (i) such Bank's Outstanding U.S./U.K. Credit Exposure shall not exceed its U.S./U.K. Revolving Commitment and (ii) the Aggregate U.S./U.K. Credit Exposure owing by all U.K. Borrowers shall not exceed a U.S. Dollar Amount equal to $5,000,000. Subject to the terms of this Agreement, the U.S./U.K. Borrowers may borrow, repay and reborrow U.S./U.K. Revolving Loans at any time prior to the Termination Date. Each borrowing under this Section 2.1(a) shall be made from the U.S./U.K. Banks pro rata in accordance with their U.S./U.K. Revolving Commitments. U.S./U.K. Revolving Loans may only be made in the Agreed Currencies applicable to such Borrower. All U.S./U.K. Revolving Loans to any U.K. Borrower shall be restricted to LIBOR Rate Loans.

          (b) Each Canadian Bank agrees, for itself only, subject to the terms and conditions of this Agreement, to lend to the Canadian Borrowers from time to time from the Effective Date until the Termination Date, Canadian Revolving Loans, provided that, after giving effect to the making of each such Loan, such Canadian Bank's Outstanding Canadian Credit Exposure shall not exceed its Canadian Revolving Commitment. Subject to the terms of this Agreement, the Canadian Borrowers may borrow, repay and reborrow Canadian Revolving Loan at any time prior to the Termination Date. Each borrowing under this Section 2.1(b) shall be made from the Canadian Banks pro rata in accordance with their Canadian Revolving Commitments. Canadian Revolving Loans may only be made in the Agreed Currencies applicable to the Canadian Borrowers. All Canadian Revolving Loans denominated in Canadian Dollars shall be restricted to BA Rate Loans or Floating Rate Loans, all Canadian Revolving Loans denominated in U.S. Dollars shall be restricted to LIBOR Rate Loans or Floating Rate Loans and all Canadian Revolving Loans denominated in Euros shall be restricted to LIBOR Rate Loans.

          2.2          Termination; Reductions and Increases in Aggregate Commitment.

                    (a)          (i) The Company shall have the right to terminate or reduce the U.S./U.K. Revolving Commitments at any time and from time to time, provided that (i) the Company shall give three Business Days' prior written notice of such termination or reduction to the Agent (with sufficient executed copies for each Bank) specifying the amount and effective date thereof, (ii) each partial reduction of the U.S./U.K. Revolving Commitments shall be in a minimum amount of $10,000,000 and in an integral multiple of $10,000,000, and shall reduce all U.S./U.K. Revolving Commitments proportionately, (iii) no such termination or reduction shall be permitted with respect to any portion of the U.S./U.K. Revolving Commitments as to which a request for a Loan pursuant to Section 3.1 is then pending, and (iv) the U.S./U.K. Revolving Commitments may not be terminated if any U.S./U.K. Loans are then outstanding and may not be reduced below the principal amount of U.S./U.K. Loans then outstanding. The U.S./U.K. Revolving Commitments or any portion thereof so terminated or reduced may not be reinstated.

                              (ii) The Canadian Borrower shall have the right to terminate the Canadian Revolving Commitments at any time and from time to time, provided that (i) the Canadian Borrower shall give three Business Days' prior written notice of such termination or reduction to the Agent (with sufficient executed copies for each Bank) specifying the amount and effective date thereof, (ii) the Company is terminating the U.S./U.K. Revolving Commitments simultaneously therewith, and (iii) the Canadian Revolving Commitments may not be terminated if any Canadian Loans or requests for Canadian Loans are then outstanding. The Canadian Revolving Commitments so terminated may not be reinstated. The Borrowers also shall have the right to convert the Canadian Revolving Commitments to an equal amount of U.S./U.K. Revolving Commitments (with the Canadian Banks being permitted to transfer their Commitments to their appropriate Lending Installation for U.S./U.K. Revolving Commitments upon such conversion) at any time and from time to time, and all appropriate adjustments in the Loans will be made upon any such conversion.

                    (b)          With the prior consent of the Agent and one or more existing Banks or other financial institutions selected by the Arranger in consultation with the Company, the Company may request to increase the Aggregate Commitment in increments of $5,000,000, provided that the Aggregate Commitment shall not exceed $150,000,000 without the consent of all the Banks and only the U.S./U.K. Revolving Commitments may be increased. Any such request to increase the Aggregate Commitment shall be deemed to be a certification by the Company that at the time of such request, there exists no Event of Default or Unmatured Default and the representations and warranties contained in Article VI are true and correct as of such date. Any request from the Company to increase the Aggregate Commitment shall be implemented by one or more existing Banks agreeing to increase their Commitments (provided that no Bank shall have any obligation to increase its Commitment) or by one or more new lenders agreeing to become a Bank hereunder or by any combination of the foregoing, as determined by the Agent and the Arranger in consultation with the Company. Prior to any such increase in the Aggregate Commitment becoming effective, the Agent shall have received:

          (i)          copies, certified by the secretary of each U.S./U.K. Borrower of its Board of Directors' resolutions and of resolutions or actions of any other body authorizing such increase in the Aggregate Commitment;

          (ii)          a certificate, signed by the chief financial officers of the Company showing that after giving effect to the increase in the Aggregate Commitment, no Event of Default or Unmatured Default shall occur and the Borrowers shall be in compliance with all covenants under this Agreement;

          (iii)          copies of all governmental and nongovernmental consents, approvals, authorizations, declaration, registrations or filings required on the part of each Borrower in connection with the increase in the Aggregate Commitment, certified as true and correct in full force and effect as of the date of the increase by a duly authorized officer of the Company, or if none are required, a certificate of such officer to that effect;

          (iv)          evidence reasonably satisfactory to the Agent that no Material Adverse Effect shall have occurred with respect to the Company and its Subsidiaries since the most recent financial statements provided to the Banks hereunder; and

          (v)          such other documents and conditions as the Agent or its counsel may have reasonably requested.

          2.3          Facility Fees. The U.S./U.K. Borrowers jointly agree to pay to the Agent (at the appropriate Agent Payment Office) for the pro rata benefit of the U.S./U.K. Banks a facility fee on the daily average amount of the U.S./U.K. Revolving Commitments whether used or unused, for the period from the Effective Date to but excluding the Termination Date, in arrears, at a rate equal to the Applicable Margin. The Canadian Borrowers jointly agree to pay to the Agent (at the appropriate Agent Payment Office) for the pro rata benefit of the Canadian Banks a facility fee on the daily average amount of the Canadian Revolving Commitments, whether used or unused, for the period from the Effective Date to but excluding the Termination Date, in arrears, at a rate equal to the Applicable Margin. Accrued facility fees shall be payable quarterly, in arrears, on the first Business Day of each February, May, August and November, commencing on such Business Day in the month of August, 2001, and on the Termination Date.

           2.4          Agent's Fee. The Company agrees to pay to the Agent an agency fee for its services as Agent under this Agreement in such amounts and at such times as may be agreed upon in writing by the Company and the Agent.

          2.5          Noteless Agreement; Evidence of Indebtedness.

                    (a)          Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Bank resulting from each Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

                    (b)          The Agent shall also maintain accounts in which it will record (i) the amount of each Revolving Loan and Swing Line Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Bank hereunder, and (iii) the amount of any sum received by the Agent hereunder from the Borrowers and each Bank's share thereof.

                    (c)          The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of the Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the obligations hereunder in accordance with their terms.

                    (d)          Any Bank may request that its Revolving Loans be evidenced by a promissory note or, in the case of the Swing Line Bank, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit A-1 and Exhibit A-2 respectively, with appropriate changes for notes evidencing Swing Line Loans (each a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Bank such Note or Notes payable to the order of such Bank. Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.6) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 10.6 and not as described in paragraphs (a) and (b) above, except to the extent that any such Bank or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

ARTICLE III. THE LOANS

          3.1          Disbursement of Loans.

                    (a)          Each Borrower shall give the Agent notice of each requested Revolving Loan in substantially the form of Exhibit B hereto not later than noon Detroit time (i) three Business Days prior to the date of such requested Loan in the case of any Fixed Rate Loan, and (ii) on the date of such requested Loan in the case of a Floating Rate Loan, which notice shall specify whether a BA Rate Loan, LIBOR Rate Loan or Floating Rate Loan is requested and the permitted Agreed Currency requested and, in the case of each requested Fixed Rate Loan, the Interest Period to be initially applicable to such Loan. The Agent shall provide notice of such requested Loan to each applicable Bank by 2:00 p.m. Detroit time on the date such notice is received by the Agent.

                    (b)          Subject to the terms and conditions of this Agreement, the proceeds of any such requested Loan shall be made available to the applicable Borrower by depositing the proceeds thereof, in Same Day Funds, in an account maintained and designated by the Company at the applicable Agent Payment Office, provided, that the proceeds of the initial Loan shall be used to pay all amounts owing pursuant to the Prior Credit Agreement and the promissory notes issued by the Company thereunder, at which time the commitments of the Banks under the Prior Credit Agreement shall be terminated. Each Bank, on the date of any such requested Loan, shall make its Pro Rata Share of such Loan available in Same Day Funds at the applicable Agent Payment Office for disbursement to the applicable Borrower. Unless the Agent shall have received notice from any Bank prior to the date of any requested borrowing under this Section 3.1 that such Bank will not make available to the Agent such Bank's Pro Rata Share of such borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such borrowing in accordance with this Section 3.1(b). If and to the extent such Bank shall not have so made such Pro Rata Share available to the Agent, the Agent may (but shall not be obligated to) make such amount available to the applicable Borrower, and such Bank and Borrower severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Company by the Agent until the date such amount is paid to the Agent, at (x) in the case of the Company, at the interest rate applicable to such Loan and (y) in the case of such Bank, the Federal Funds Effective Rate (or, in the case of any Fixed Rate Loan denominated in any Agreed Currency other than U.S. Dollars, the per annum rate equivalent to the Federal Funds Effective Rate for such currency as determined by the Agent) for the first three days and at the interest rate applicable to such Loan. If such Bank shall pay to the Agent such amount, the amount so paid shall constitute a Loan by such Bank as a part of such borrowing for purposes of this Agreement. The failure of any Bank to make its Pro Rata Share of any such borrowing available to the Agent shall not relieve any other Bank of its obligations to make available its Pro Rata Share of such borrowing on the date of such borrowing, but no Bank shall be responsible for failure of any other Bank to make such Pro Rata Share available to the Agent on the date of any such borrowing. Acceptance by any Borrower of any Loan in an amount less than the amount requested by such Borrower as a result of any Bank's failure to make its Pro Rata Share of such borrowing available shall not constitute a waiver of such Borrower's right against such Bank for any damages resulting therefrom.

                    (c)          All borrowings hereunder shall be due and payable and bear interest as provided in Article IV hereof.

          3.2          Conditions for Disbursement of Initial Loan. The obligation of the Banks to make the initial Loan hereunder is subject to receipt by each Bank of the following documents and satisfaction of the following conditions, each in form and substance satisfactory to each Bank:

                    (a)          Certificates of recent date of the appropriate authority or official of each Borrower's jurisdiction of incorporation listing all charter documents of such Borrower on file in that office, together with copies of such charter documents of such Borrower certified as of a recent date by such authority or official and certified as true and correct as of the Effective Date by a duly authorized officer of such Borrower;

                    (b)          Copies of the by-laws or similar documents with respect to each Borrower, together with all authorizing resolutions and evidence of other corporate action taken by each Borrower to authorize the execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby, each certified as true and correct as of the Effective Date by a duly authorized officer of such Borrower;

                    (c)          Certificates of incumbency of each Borrower containing, and attesting to the genuineness of, the signatures of those officers authorized to act on behalf of each Borrower in connection with the Loan Documents to which it is a party and the consummation of the transactions contemplated hereby, certified as true and correct as of the Effective Date by a duly authorized officer of such Borrower;

                    (d)          The Guaranty duly executed by the Company;

                    (e)          The favorable written opinion of Warner, Norcross & Judd LLP, counsel for the Company, with respect to each of the matters as any of the Banks may reasonably request;

                    (f)          A certificate, signed by the chief financial officer or treasurer of the Company, stating that on the initial credit extension date no Event of Default or Unmatured Default has occurred and is continuing;

                    (g)          A covenant compliance certificate in form of Exhibit C hereto from the chief financial officer or treasurer of the Company showing the computation of each of the financial covenants set forth herein;

                    (h)          A solvency certificate in form of Exhibit D hereto from the chief financial officer or treasurer of the Company; and

                    (i)          Simultaneously with disbursement of the initial Loan hereunder, payment in full of all principal of all promissory notes issued pursuant to the Prior Credit Agreement and all accrued interest thereon through the Effective Date, together with payment in full of all other indebtedness under the Prior Credit Agreement, including without limitation the payment of all commitment and facility fees accrued through the Effective Date under the Prior Credit Agreement, and on the Effective Date all commitments to lend under the Prior Credit Agreement shall terminate.

          3.3          Conditions for Disbursement of Each Loan. The obligation of the Banks to make any Revolving Loan (including the initial Loan) is subject to the satisfaction of the following conditions precedent:

                    (a)          The representations and warranties contained in Article VI shall be true and correct on and as of the date such Loan is made as if such representations and warranties were made on and as of such date; and

                    (b)          No Event of Default or Unmatured Default shall exist or shall have occurred and be continuing on the date such Loan is made.

The Borrowers shall be deemed to have made a certification to the Banks at the time of the making of each Loan to the effects set forth in clauses (a) and (b) of this Section 3.3.

          3.4          Minimum Amounts. Except for conversions and prepayments of all Loans of a particular Type and conversions or payments required pursuant to Section 4.4 or Article V, each LIBOR Rate Loan and each conversion and prepayment thereof shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000, each Floating Rate Loan (other than any Revolving Loan required to repay Swing Line Loans and other than Canadian Revolving Loans) and each conversion and prepayment thereof shall be in a minimum amount of $1,000,000 and in an integral multiple of $100,000, each BA Rate Loan and each conversion and prepayment thereof shall be in a minimum amount of C$500,000 and in an integral multiple of C$100,000, and each Floating Rate Loan which is a Canadian Loan and each conversion and prepayment thereof shall be in a minimum amount of C$100,000 and in an integral multiple of C$100,000.

          3.5          Subsequent Elections as to Loans. The Company may elect to continue a Fixed Rate Loan or a Floating Rate Loan as a Loan of the same Type or may elect to convert a Fixed Rate Loan to a Floating Rate Loan or a Floating Rate Loan to a Fixed Rate Loan by giving notice thereof to the Agent in substantially the form of Exhibit E hereto not later than 11:00 a.m. Detroit time (a) three Business Days prior to the date any such continuation of or conversion to a Fixed Rate Loan is to be effective, and (b) on the date such continuation or conversion is to be effective in all other cases, provided that an outstanding Fixed Rate Loan may only be converted on the last day of the then-current Interest Period with respect to such Loan, the BA Rate Loans may not be converted to LIBOR Rate Loans and LIBOR Rate Loans may not be converted to BA Rate Loans, and if a continuation of a Loan as, or a conversion of a Loan to, a Fixed Rate Loan is requested, such notice shall also specify the Interest Period to be applicable thereto upon such continuation or conversion. The Agent shall provide notice of such election to each applicable Bank by 2:00 p.m. Detroit time on the date such notice is received by the Agent. If the Company shall fail to timely deliver such a notice with respect to any outstanding Fixed Rate Loan, the Company shall be deemed to have elected to convert such Loan to a Floating Rate Loan on the last day of the then-current Interest Period with respect to such Loan, provided that such Loans owing by the U.K. Borrower shall not be automatically converted but shall be due and payable.

          3.6          Discretion of the Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its portion of the Loans in any manner it sees fit, it being understood, however that for the purposes of this Agreement all determinations hereunder shall be made as if each Bank had actually funded and maintained each Fixed Rate Loan during each related Interest Period through the purchase of deposits in the relevant interbank market or other market having a maturity corresponding to such related Interest Period and bearing an interest rate equal to the LIBOR Rate or BA Rate, as the case may be, for such Interest Period.

          3.7          Swing Line Loans.

                    (a)          Amount of Swing Line Loans. Any Borrower may request the Agent to make, and the Agent may, in its sole discretion, make, Swing Line Loans in any permitted Agreed Currencies requested by such U.S./U.K. Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an aggregate principal amount not to exceed at any time the lesser of $10,000,000 or the U.S. Dollar Amount thereof in other Agreed Currencies, provided that the U.S. Dollar Amount of the Aggregate Outstanding U.S./U.K. Credit Exposure shall not at any time exceed the Aggregate U.S./U.K. Revolving Commitments. Within the limits of this Section 3.7, so long as the Agent, in its sole discretion, elects to make, or arrange for Swing Line Loans, the U.S./U.K. Borrowers may borrow and reborrow under this Section 3.7.

                    (b)          Borrowing Notice. The U.S./U.K. Borrower shall deliver to the appropriate Lending Installation of the Agent an irrevocable notice (a "Swing Line Borrowing Notice") not later than, in the case of the Company, 2:00 p.m. (Detroit time) and, in the case of a U.K. Borrower, 10:00 a.m. (London time), on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day) and the applicable U.S./U.K. Borrower and Agreed Currency and maturity requested, and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000 or the approximate U.S. Dollar Amount thereof in any Agreed Currency. Each Swing Line

Loan shall bear interest at such rate and for such period of time offered by the Swing Line Bank and accepted by the U.S./U.K. Borrower, and shall mature as agreed to by the Swing Line Bank and the U.S./U.K. Borrower, not to exceed one month after the date thereof.

                    (c)          Making of Swing Line Loans. If a Swing Line Loan is to be made, the Swing Line Bank shall make available the Swing Line Loan to the relevant U.S./U.K. Borrower, in Same Day Funds, at such Lending Installation of the Swing Line Bank as determined by the Swing Line Bank.

                    (d)          Repayment of the Swing Line Loans. Each Swing Line Loan shall be paid in full by the U.S./U.K. Borrower thereof on demand by the Swing Line Bank or such other date agreed to by the Swing Line Bank not to exceed the date one month after the Borrowing Date for such Swing Line Loan and not later than the Termination Date. The Swing Line Bank may at any time in its sole and absolute discretion require that its Swing Line Loan be refunded by a U.S./U.K. Revolving Loan from the U.S./U.K Banks, and upon written notice thereof by the Swing Line Bank to the Agent, the U.S./U.K Banks, the Company and the relevant U.S./U.K. Borrower, the Company shall be deemed to have requested a U.S./U.K Revolving Loan in an amount equal to the U.S. Dollar Amount of such Swing Line Loan and such U.S./U.K Revolving Loan shall be made to refund such Swing Line Loan. Any Swing Line Loan outstanding in an Agreed Currency other than U.S. Dollars shall, upon the giving of such notice by the Swing Line Bank, immediately and automatically be converted to and redenominated in U.S. Dollars equal to the U.S. Dollar Amount of each such Swing Line Loan determined as of the date of such conversion. Each U.S./U.K Bank shall be absolutely and unconditionally obligated to fund its Pro Rata Share of such Revolving Loan or, if applicable, to purchase a participation interest in the Swing Line Loan and such obligation shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Bank has or may have against the Swing Line Bank, the Agent or any U.S./U.K. Borrower or anyone else for any reason whatsoever (including without limitation any failure to comply with the requirements of Section 3.3); (B) the occurrence or continuance of an Event of Default or Unmatured Default, (C) the occurrence of any event or condition which could have a Material Adverse Effect; (D) any breach of this Agreement by the Company or any other U.S./U.K. Borrower or any Bank; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing (including without limitation the Company's failure to satisfy any conditions contained in Article III or any other provision of this Agreement). If, for any reason (including without limitation as a result of the occurrence of an Event of Default with respect to the Company pursuant to Sections 8.1(i)), U.S./U.K Revolving Loans may not be made by the Banks as described in Section 3.7(d), then (A) the relevant U.S./U.K. Borrower agrees that each Swing Line Loan not paid pursuant to Section 3.7(d) shall bear interest, payable on demand by the Swing Line Bank, at the rate per annum equal to the sum of 2% plus the Floating Rate, (B) the U.S./U.K. Borrowers agree that each Swing Line Loan outstanding in an Agreed Currency other than U.S. Dollars shall be immediately and automatically converted to and redenominated in U.S. Dollars equal to the U.S. Dollar Amount of each such Swing Line Loan determined as of the date of such conversion, and (C) effective on the date each such U.S./U.K Revolving Loan would otherwise have been made, each U.S./U.K Bank severally agrees that it shall unconditionally and irrevocably, without regard to the occurrence of any Event of Default or Unmatured Default, in lieu of deemed disbursement of loans, to the extent of such U.S./U.K Bank's Commitment, purchase a participation interest in the Swing Line Loans by paying its Pro Rata Share thereof. Each U.S./U.K Bank will immediately transfer to the Swing Line Bank, in same day funds, the amount of its participation. Each U.S./U.K Bank shall share based on its Pro Rata Share in any interest which accrues thereon and in all repayments thereof. If and to the extent that any U.S./U.K Bank shall not have so made the amount of such participating interest available to the Swing Line Bank, such U.S./U.K Bank and the Company severally agree to pay to the Swing Line Bank forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Swing Line Bank until the date such amount is paid to the Swing Line Bank, at (x) in the case of the

Company, at the interest rate specified above and (y) in the case of such U.S./U.K Bank, the Federal Funds Effective Rate for the first three days and at the interest rate specified above thereafter.

          3.8          Lending Installations. Each Bank (including the Swing Line Bank) will book its Loans at the appropriate Lending Installation listed on administrative information sheets provided to the Agent (or as established by the Agent from time to time in the case of Bank One, which shall be the London branch of Bank One, NA in the case of Loans to a U.K. Borrower and which shall be Bank One Canada in the case of Loans to a Canadian Borrower) in connection herewith or such other Lending Installation designated by such Bank in accordance with the final sentence of this Section 3.8. All terms of this Agreement shall apply to any such Lending Installation and the Loans and any Notes issued hereunder shall be deemed held by each Bank for the benefit of any such Lending Installation. Each Bank may, by written notice to the Agent and the Borrowers, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

          3.9          Tax Documents. (a) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any U.S./U.K Bank, each U.S./U.K Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI and Form W-8 or W-9 and any additional forms necessary for claiming complete exemption from United States withholding taxes (or any successor or substitute forms), certifying in either case that such U.S./U.K Bank is entitled to receive payments under this Agreement and the Loans without deduction or withholding of any United States federal income taxes. Each U.S./U.K Bank which so delivers a Form W-8BEN or W-8ECI and a Form W-8 or W-9 and any additional forms necessary for claiming complete exemption from United States withholding taxes (or any successor or substitute forms) further undertakes to deliver to each of the Company and the Agent two additional copies of such forms (or any successor or substitute forms) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Agent to the extent it may lawfully do so, in each case certifying that such U.S./U.K Bank is entitled to receive payments under this Agreement and the Loans without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such U.S./U.K Bank from duly completing and delivering any such form with respect to it and such U.S./U.K Bank advises the Company and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

                    (b) Each U.S./U.K Bank which is neither a resident of the United Kingdom nor a bank carrying on a bona fide banking business in the United Kingdom agrees to furnish, on or before the date such Bank makes a Loan to any Borrower in the United Kingdom, to the Agent and the relevant Borrower evidence satisfactory to the Agent and such Borrower that such U.S./U.K Bank has filed with the United Kingdom Inland Revenue a "Claim on Behalf of a United States Domestic Corporation to Relief from United Kingdom Income Tax on Interest and Royalties Arising in the United Kingdom" or other appropriate form or forms of exemption from withholding tax and received from the Inland Revenue authority that payments to such Bank by such Borrower hereunder may be made gross; provided that such Bank's failure to furnish such evidence shall not relieve such Borrower of any of its obligations under this Agreement.

                    (c) Each Canadian Bank that is created or organized under the laws of a jurisdiction other than Canada or a Province thereof making Canadian Loans shall deliver, or have its designated Affiliate to be used to make Canadian Loans deliver, to the Company and the Agent on the Effective Date (or on the date on which such Canadian Bank becomes a Bank hereunder), evidence that the Minister of National Revenue is satisfied that payments made to such Bank hereunder are not subject to Taxes pursuant to Regulation 805(2) of the Income Tax Act ("Evidence of Canadian Tax Exemption"). In addition, from time to time after the Effective Date (or the date on which such Canadian Bank becomes a Bank hereunder) upon the reasonable request of the Company or the Agent, each such Canadian Bank further agrees to deliver to the Company and the Agent further Evidence of Canadian Tax Exemption, unless any change in treaty, law, regulation or official interpretation thereof prevents such Bank from duly providing same. Notwithstanding anything in this Section 3.9 to the contrary, the Company shall not have any obligation to pay any withholding taxes or to indemnify any Canadian Bank for any withholding taxes to the extent that such taxes result from the failure of such Bank to comply with its obligations under this paragraph.

                    (d) If any governmental authority of any jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including attorney costs). The obligations of the Banks under this subsection shall survive the payment of all Loans.

ARTICLE IV. PAYMENTS AND PREPAYMENTS OF LOANS

          4.1          Principal Payments. Unless earlier payment is required under this Agreement, each Borrower shall pay to the Banks on the Termination Date the outstanding principal amount of the Loans owing by such Borrower.

          4.2          Interest Payments. Each Borrower shall pay interest to the Banks on the unpaid principal amount of each Loan owing by such Borrower, for the period commencing on the date such Loan is made until such Loan is paid in full, on each Interest Payment Date and at maturity (whether at stated maturity, by acceleration or otherwise), and thereafter on demand, at the following rates per annum:

                    (a)          During such periods that such Loan is a Floating Rate Loan, the Floating Rate.

                    (b)          During such periods that such Loan is a LIBOR Rate Loan, the LIBOR Rate applicable to such Loan for each related Interest Period.

                    (c)          During such periods that such Loan is a BA Rate Loan, the BA Rate applicable to such Loan for each related Interest Period.

                    (d)          In the case of Swing Line Loans, at the rate determined in Section 3.7.

                    (e)          Notwithstanding any of the foregoing paragraphs, each Borrower hereby agrees to pay interest on demand at the Overdue Rate on the outstanding principal amount of any Loan owing by such Borrower and any other amount payable by such Borrowers hereunder (other than interest) commencing upon the occurrence and continuing thereafter during the continuance of any Event of Default.

          4.3          Optional Prepayment. The Borrowers may at any time and from time to time prepay all or a portion of the Loans without premium or penalty, provided that the Borrowers may not prepay any portion of any such Loan as to which an election for a continuation of or a conversion to any Fixed Rate Loan is pending pursuant to Section 3.5 or Section 3.7(d) and, provided, further, that any prepayment of any Fixed Rate Loan prior to the last day of the then-current Interest Period with respect to such Loan shall be accompanied by any amount, if any, owing under Section 5.5.

          4.4          Mandatory Prepayment. In addition to all other payments and prepayments made by the Borrowers on the Loans:

                    (a)          If at any time the Aggregate Canadian Outstanding Credit Exposure exceeds the Aggregate Canadian Revolving Commitments, the Canadian Borrowers shall prepay the Canadian Loans in an amount equal to or greater than such excess.

                    (b)          If at any time the Aggregate Outstanding U.S./U.K. Credit Exposure exceeds the Aggregate U.S./U.K. Revolving Commitments, the U.S./U.K. Borrowers shall prepay the U.S./U.K. Loans in an amount equal to or greater than such excess.

                    (c)          If at any time the Aggregate U.S./U.K. Outstanding Credit Exposure owing by the U.K. Borrowers exceeds $5,000,000, the U.K. Borrowers shall prepay its Loans in an amount equal to or greater than such excess.

          4.5          Payment Method. Notwithstanding anything herein to the contrary, all payments to be made by the Borrowers hereunder will be made in the applicable Agreed Currencies and in Same Day Funds to the Agent for the account of the Banks at the applicable Agent Payment Office not later than 11:00 a.m. local time at the applicable Agent Payment Office for such payment on the date on which such payment shall become due. Payments received after such local time shall be deemed to be payments made prior to such local time on the next succeeding Business Day. At the time of making each such payment, the Borrowers shall specify to the Agent that obligation of the Borrowers hereunder to which such payment is to be applied or, in the event that the Borrowers fail to so specify or if an Event of Default shall have occurred and be continuing, the Agent may apply such payments as it may determine in its sole discretion. On the day such payments are deemed received, the Agent shall remit to the Banks their Pro Rata Shares of such payments, in Same Day Funds.

          4.6          No Setoff or Deduction. All payments of principal of and interest on the Loans and other amounts payable by the Borrowers hereunder shall be made by the Borrowers without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any governmental authority, or by any department, agency or other political subdivision or taxing authority.

          4.7          Payment on Non-Business Day; Payment Computations. Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan outstanding hereunder or any other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension. Computations of interest and other amounts due under this Agreement shall be made on the basis of a year of 360 days for the actual number of days elapsed, including the first day but excluding the last day of the relevant period, except for interest on Loans denominated in British Pounds Sterling which shall be calculated for actual days elapsed on the basis of a 365-day year. For the purposes of the Interest Act (Canada) hereunder (i) whenever interest payable pursuant to this Agreement is calculated with respect to any monetary obligation relating to Loans to Canadian Borrowers on the basis of a period other than a calendar year (the "Calculation Period"), each rate of interest determined pursuant to such calculation expressed as an annual rate is equivalent to such rate as so determined, multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Calculation Period; (ii) the principle of deemed reinvestment of interest with respect to any monetary obligation relating to Loans in Canadian Dollars shall not apply to any interest calculation under this agreement, and (iii) the rates of interest with respect to any monetary obligation relating to Loans to Canadian Borrowers stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

ARTICLE V. YIELD PROTECTION AND CONTINGENCIES

          5.1          Additional Costs. In the event that the adoption after the Effective Date of any applicable law, treaty, rule or regulation (whether domestic or foreign), or any interpretation or administration after the Effective Date of any applicable law, treaty, rule or regulation (whether domestic or foreign) by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of any such authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to any Bank of any amounts payable by the Borrowers under this Agreement (other than federal or state income taxes or taxes imposed on the overall net income of the Bank or the Michigan Single Business Tax), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Bank, or (c) shall impose any penalty or other condition with respect to this Agreement, the Notes or the Loans, and the result of any of the foregoing is to increase the cost to any Bank of making or maintaining any Fixed Rate Loan or to reduce the amount of any sum receivable by such Bank thereon, then, provided the Bank has complied with the notice provisions of this Section 5.1, the Borrowers shall pay to such Bank, from time to time upon request by such Bank, additional amounts sufficient to compensate the Bank for such increased cost to or reduced sum receivable by the Bank to the extent such Bank is not expressly compensated therefor in the computation of the interest rate applicable to such Loan. Any Bank seeking reimbursement shall give the Borrowers written notice, in reasonable detail, of the law, treaty, rule or regulation, or any interpretation or administration thereof, which may give rise to the increased cost or reduced sum receivable to the Bank and the reimbursement obligation of the Borrowers. Such notice, together with a detailed statement as to the amount of such increased cost or reduced sum receivable, prepared in good faith, shall be given to the Borrowers within 90 days after such Bank has actual notice of such law, treaty, rule or regulation, or any applicable interpretation or administration thereof, and the Borrowers shall make payment to such Bank of the amount due within 15 days after receipt by the Borrowers of such notice and statement.

          5.2          Limitation of Requests and Elections. Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for a Fixed Rate Loan pursuant to Section 3.1, or a request for a continuation of a Fixed Rate Loan as a Fixed Rate Loan of the then existing Type pursuant to Section 3.5, or conversion of a Loan to a Fixed Rate Loan pursuant to Section 3.5 or Section 3.7(d), (a) in the case of any Fixed Rate Loan, deposits in the relevant Agreed Currency for periods comparable to the Interest Period elected by the Borrowers are not available to any Bank in the relevant inter-bank or secondary market, or (b) the LIBOR Rate will not adequately and fairly reflect the cost to any Bank of making or maintaining the related Fixed Rate Loan, as the case may be, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for any Bank (i) to make the relevant Fixed Rate Loan or (ii) to continue such Fixed Rate Loan as a Fixed Rate Loan of the then existing Type or (iii) to convert a Loan to such a Fixed Rate Loan, then the Borrowers shall not be entitled, so long as such circumstances continue, to request a Fixed Rate Loan of the affected Type pursuant to Section 3.1 or a continuation of or conversion to a Fixed Rate Loan of the affected Type pursuant to Section 3.5 or Section

3.7(d). In the event that such circumstances no longer exist, the Banks shall again consider requests for Fixed Rate Loans of the affected Type pursuant to Section 3.1, and requests for continuations of and conversions to Fixed Rate Loans of the affected Type pursuant to Section 3.5 and Section 3.7(d).

          5.3          Illegality and Impossibility. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, treaty, rule or regulation or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank (or its applicable Lending Installation) with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for any Bank to maintain any Fixed Rate Loan under this Agreement, the Borrowers shall upon receipt of notice thereof from such Bank, repay in full to all of the Banks the then outstanding principal amount of each Fixed Rate Loan so affected together with all accrued interest thereon to the date of payment and all amounts due to the Banks, if any, under Section 5.5, (a) on the last day of the then-current Interest Period applicable to such Loan if the Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if the Bank may not continue to maintain such Loan to such day.

          5.4          Additional Contingencies. If by reason of the adoption after the Effective Date of any applicable law, treaty, rule or regulation, or any interpretation or administration after the Effective Date of any applicable law, treaty, rule or regulation by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive of such authority (whether or not having the force of law), the ability of the Agent to establish the Prime Rate shall be limited or restricted (other than by limitations or restrictions affecting the charging of interest generally), the Agent shall promptly provide notice thereof to the Borrowers and the Banks. Thereafter, the Company, the Agent and the Banks shall negotiate with a view to agreeing to a mutually acceptable alternative basis to make and maintain Floating Rate Loans. If an alternative basis is agreed upon within 30 days after the date of such notice, it shall apply in accordance with the terms of such agreement. If such alternative basis is not agreed upon within such 30-day period, the Borrowers shall on the 31st day after such notice is given repay in full the then-outstanding principal amount of each Floating Rate Loan so affected together with accrued interest thereon (computed at the rate applicable to such Floating Rate Loans immediately preceding the imposition of such limitations or restrictions for the period after such imposition) and, during the continuance of such circumstances, the Borrowers shall not be entitled to request Floating Rate Loans so affected pursuant to Section 3.1 or continuations of or conversions to Floating Rate Loans so affected pursuant to Section 3.5.

          5.5          Indemnification. If any Borrower makes any payment of principal with respect to any Fixed Rate Loan on any other date than the last day of an Interest Period applicable thereto (whether pursuant to Section 4.4, Section 5.3, Section 8.2 or otherwise), or if any Borrower fails to borrow any Fixed Rate Loan after notice has been given in accordance with Section 3.1 (except if such failure is due to circumstances described in Section 5.2), or fails to make any payment of principal or interest in respect of a Fixed Rate Loan when due, such Borrower shall reimburse each Bank on demand for any resulting loss or expense incurred by each such Bank, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, provided that (a) such Borrowers shall not be required to reimburse any Bank under this Section 5.5 for any such loss or expense not attributable to the relevant Loan (i.e., the Loan with respect to which such nonconforming payment is made, or the Loan that is not borrowed by the Borrower after such notice is given, or the Loan with respect to which such due payment is not made) being a Fixed Rate Loan, and (b) the Borrowers shall have no liability under this Section 5.5 with respect to any prepayment pursuant to Section 5.3 that is required due to the application of any law, treaty, rule or regulation, any interpretation or administration thereof, or any request or directive, as the case may be, in effect prior to the Effective Date. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by such Bank to such Borrower, shall be prima facie evidence of the amount thereof.

          5.6          Capital Adequacy. In the event that the adoption after the Effective Date of any applicable law, treaty, rule or regulation (whether domestic or foreign), or any interpretation or administration after the Effective Date of any applicable law, treaty, rule or regulation by any governmental authority charged with the interpretation or administration thereof, or compliance by any Bank or any corporation controlling such Bank with any request or directive of any such authority (whether or not having force of law) regarding capital adequacy or a change therein, or compliance by any Bank, any such controlling corporation or any of their branches with any request or directive regarding capital adequacy of any such authority, has or would have the effect of reducing the rate of return on such Bank's or such controlling corporation's capital as a consequence of its obligations hereunder to a level below that which such Bank or such controlling corporation would have achieved but for any of the foregoing by an amount deemed by such Bank to be material, the Borrowers shall pay to such Bank, from time to time upon request by such Bank, additional amounts sufficient to compensate such Bank or such controlling corporation for such reduction, provided that the Borrowers shall not be required to pay such compensation to any Bank or corporation controlling such Bank, as the case may be, to the extent such reduction is attributable to any such law, treaty, rule or regulation, or interpretation or administration thereof, or request or directive, as the case may be, that is not generally applicable to (a) in the case of each Bank that is a national bank, all national banks, or (b) in the case of any of the Banks, all banks organized under the same authority as such Bank (i.e., if such Bank is a State of Michigan chartered bank, all State of Michigan chartered banks and if such Bank is a federal savings bank, all federal savings banks, etc.) in any of the states in which such Bank has an office. Any Bank seeking reimbursement shall give the Borrowers written notice, and reasonable detail, of the law, treaty, rule or regulation, or any interpretation or administration thereof, which may give rise to the increased cost or reduced sum receivable to the Bank or such controlling corporation and the reimbursement obligation of the Borrowers. Such notice, together with a detailed statement as to the amount of such increased cost or reduce some receivable, prepared in good faith, shall be given to the Borrowers within ninety (90) days after such Bank has actual notice of such law, treaty, rule or regulation, or any applicable interpretation or administration thereof, and the Borrowers shall make payment to such Bank of the amount due within fifteen (15) days after receipt by the Borrowers of such notice and statement.

ARTICLE VI. REPRESENTATIONS AND WARRANTIES

          The Borrowers represent and warrant that:

          6.1          Corporate Existence and Power. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business in each additional jurisdiction in which (a) such qualification is necessary under applicable law and (b) the failure to be so qualified would have a material adverse effect on the properties, business, prospects, profits or condition (financial or otherwise) of such Borrower or of the Company and its Subsidiaries taken as a whole. Each Borrower has all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted, and to execute and deliver this Agreement and any Notes and to engage in the transactions contemplated by this Agreement.

          6.2          Corporate Authority. The execution, delivery and performance by each Borrower of this Agreement and the Notes are within its corporate powers, have been duly authorized by all necessary corporate action and are not in contravention of any law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of the terms of such Borrower's charter or by-laws, or of any contract or undertaking to which the Company is a party or by which such Borrower or its property may be bound or affected.

          6.3          Binding Effect. This Agreement is, and any Notes when delivered hereunder will be, legal,

valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

          6.4          Subsidiaries. Schedule 6.4 hereto correctly sets forth the corporate name, jurisdiction of incorporation and ownership percentage with respect to each Subsidiary of the Company. Each such Subsidiary and each corporation becoming a Subsidiary of the Company after the date hereof is and will be a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is and will be duly qualified to do business in each additional jurisdiction in which (a) such qualification is necessary under applicable law and (b) the failure to be so qualified would have a Material Adverse Effect. Each Subsidiary of the Company has and will have all requisite corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted. All outstanding shares of Capital Stock of each class of each Subsidiary of the Company have been and will be validly issued and are fully paid and nonassessable and, except as otherwise indicated in Schedule 6.4 hereto or disclosed in writing to the Banks from time to time, are and will be owned, beneficially and of record, by the Company or another Subsidiary of the Company free and clear of any liens, charges, encumbrances or rights of others whatsoever.

          6.5          Litigation. Except as disclosed on Schedule 6.5 hereto, there is no action, suit or proceeding pending or, to the best of the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries before or by any court, governmental authority, or arbitrator, which if adversely decided might result, either individually or collectively, in any material adverse change in the business, properties, operations or conditions, financial or otherwise, of the Company or of the Company and its Subsidiaries taken as a whole, and, to the best of the Company's knowledge, there is no basis for any such action, suit or proceeding.

          6.6          Financial Condition. The consolidated balance sheet of the Company and its Subsidiaries and the consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for the fiscal year ended December 30, 2000, and audited by Ernst & Young, LLP, independent certified public accountants, and the interim consolidated balance sheet and interim consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries, as of or for the quarter ended on March 24, 2001, copies of which have been furnished to the Banks, fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof, and the consolidated results of operations of the Company and its Subsidiaries for the respective periods indicated, all in accordance with Generally Accepted Accounting Principles consistently applied (subject, in the case of said interim statements, to year-end audit adjustments). There has been no material adverse change in the business, properties, operations or condition, financial or otherwise, of the Company or of the Company and its Subsidiaries taken as a whole, since December 30, 2000.

          6.7          Use of Loans. Neither the Company nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loan will be used for the purpose, whether immediate, incidental, or ultimate, of buying or carrying any such Margin Stock or maintaining or extending credit to others for such purpose.

          6.8          Consents, Etc. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental Person or entity, including without limitation any creditor or stockholder of the Company or any of its Subsidiaries, is required on the part of any Borrower in connection with the execution, delivery and performance of this Agreement or the Notes or the transactions contemplated hereby or as a condition to the legality, validity or enforceability of this Agreement or the

Notes.

          6.9          Taxes. The Company and its Subsidiaries have filed all tax returns (federal, state and local) required to be filed and have paid all taxes shown thereon to be due, including interest and penalties, or have established adequate financial reserves on their respective books and records for payment thereof.

          6.10          Title to Properties. Except as set forth in the financial statements described in Section 6.6 or as otherwise disclosed in the financial statements delivered pursuant to Section 7.1(d), the Company and its Subsidiaries have good and marketable title to, and valid indefeasible ownership interests in, all of their respective material properties and assets free and clear of any lien, charge, security interest or other encumbrance of any kind, except such as are permitted by Section 7.2(d).

          6.11          Existing Note Agreements. There is no default under any Existing Note Agreement, as amended or modified from time to time, or under any agreement, document or instrument issued in exchange or substitution therefor or as a supplement thereto, nor is there any event or condition which would, unless sooner cured, become such a default with notice or lapse of time, or both.

          6.12          Environmental and Safety Matters. Except as described on Schedule 6.12 attached hereto and subject to the last sentence of this Section 6.12, (a) the Company and each Subsidiary is in substantial compliance with all federal, state and local laws, ordinances and regulations relating to safety and industrial hygiene or to the environmental condition, including without limitation all Environmental Laws in jurisdictions in which the Company or any Subsidiary owns or operates, or has owned or operated, a facility or site, or arranges or has arranged for disposal or treatment of hazardous substances, solid waste, or other wastes, accepts or has accepted for transport any hazardous substances, solid wastes or other wastes or holds or has held any interest in real property or otherwise; (b) no material demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry whether brought by any governmental authority, private Person or entity or otherwise, arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any such Subsidiary holds or has held an interest or any past or present operation of the Company or any Subsidiary; (c) neither the Company nor any of its Subsidiaries (i) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic substances, radioactive materials, hazardous wastes or related materials into the environment, (ii) has received any notice of any toxic substances, radioactive materials, hazardous waste or related materials in, or upon any of its properties in violation of any Environmental Laws, or (iii) knows of any basis for any such investigation, notice or violation; and (d) no material release, threatened release or disposal of hazardous waste, solid waste or other wastes is occurring or has occurred on, under or to any real property in which the Company or any of its Subsidiaries holds any interest or performs any of its operations, in violation of any Environmental Law. Notwithstanding the foregoing, the Company will not be in default or breach of this Section unless and until any of the events or matters referenced in this Section is reasonably expected to result in any material adverse change in the business, operations, properties, or condition, financial or otherwise, of the Company and its Subsidiaries, on a consolidated basis.

          6.13          Indebtedness. All Indebtedness of the Company and its Subsidiaries in a principal amount equal to or greater than $100,000, other than the Existing Note Agreements, is listed on Schedule 6.13 hereto.

ARTICLE VII. COVENANTS

          7.1          Affirmative Covenants. The Company covenants and agrees that, until the Termination Date and thereafter until the payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Borrowers under this Agreement, unless the Required Banks shall otherwise consent in writing, it shall, and except as to subsection (d), shall cause each of its Subsidiaries to:

                    (a)          Preservation of Corporate Existence, Etc. Except as otherwise permitted under Section 7.2(e), preserve and maintain its corporate existence and qualify and remain qualified as a validly existing corporation in good standing in each jurisdiction where the failure to so maintain its corporate existence, qualify and be in good standing would have a material adverse effect on the business, property, operations or condition, financial or otherwise, of the Company or of the Company and its Subsidiaries taken as a whole.

                    (b)          Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority (compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property), noncompliance with which could materially and adversely affect the financial condition or operations of the Company or of the Company and its Subsidiaries taken as a whole, or the legality, validity or enforceability of this Agreement or the Notes, except to the extent that compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company or such Subsidiary.

                    (c)          Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties similarly situated.

                    (d)          Reporting Requirements. Furnish to the Banks the following:

                    (i)          Immediately after becoming aware of the occurrence of any Event of Default or Unmatured Default, a statement of the chief financial officer of the Company setting forth details of such Event of Default or Unmatured Default and the action which the Company has taken and proposes to take with respect thereto;

                    (ii)          As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and the related consolidated statements of income, retained earnings and changes in financial position for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end and audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally acceptable accounting principles, together with a certificate of the chief financial officer of the Company stating (A) that no Event of Default or Unmatured Default has occurred and is continuing or, if an Event of Default or Unmatured Default has occurred and is continuing, a statement setting forth the details thereof and the action which the Company has taken and proposes to take with respect thereto, and (B) that a computation (which computation shall accompany such certificate and shall be in reasonable detail) showing whether compliance with Sections 7.2(a), (b) (c) and (g) is in conformity with the terms of this Agreement;

                    (iii)          As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and changes in financial position of the Company and its Subsidiaries for such fiscal year, with a customary audit report of Ernst & Young or other independent certified public accountants selected by the Company and acceptable to the Agent, without qualifications unacceptable to either the Agent or the Required Banks, together with a certificate of such accountants stating (A) that they have reviewed this Agreement and stating further whether, in the course of their review of such financial statements, they have become aware of any Event of Default or Unmatured Default and, if such an Event of Default or Unmatured Default then exists and is continuing, a statement setting forth the nature and status thereof, and (B) that a computation by the Company (which computation shall accompany such certificate and shall be in reasonable detail) showing whether compliance with Sections 7.2(a), (b), (c) and (g)), is in conformity with the terms of this Agreement;

                    (iv)          Promptly after the sending or filing thereof, copies of all reports, proxy statements and financial statements which the Company or any of its Subsidiaries sends to any of their respective security holders or to any securities exchange or to the Securities and Exchange Commission or any successor agency thereof;

                    (v)          Promptly, written notice of any extension, renewal, supplement, amendment, modification, substitution, restatement or replacement of, to or for any Existing Note Agreement, together with a copy of such extension, renewal, supplement, amendment, modification, substitution, restatement or replacement, as the case may be, and all documents issued in connection therewith; and

                    (vi)          Promptly, such other information regarding the business, properties or the condition or operations, financial or otherwise, of the Company or any of it Subsidiaries as any Bank may from time to time reasonably request.

                    (e)          Access to Records, Books, Etc. At any reasonable time and from time to time, permit any Bank or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Company and its Subsidiaries, and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with their respective officers and employees.

          7.2          Negative Covenants. Until the Termination Date and thereafter until payment in full of the principal of and accrued interest on the Notes and the performance of all other obligations of the Borrowers under this Agreement, the Company agrees that, unless the Required Banks shall otherwise consent in writing, it shall not itself and shall not permit any Subsidiary to:

                    (a)          Consolidated Net Worth.  Permit or suffer Consolidated Net Worth to be less than the sum of (i) $290,000,000 plus (ii) an amount equal to 40% of the Consolidated Net Earnings for each fiscal year of the Company, such Net Earnings for each fiscal year of the Company to be added effective as of the last day of such fiscal year, commencing with the fiscal year ending December 29, 2001, provided that if such Net Earnings is negative in any fiscal year, it shall not be subtracted from the amount required to be maintained pursuant to this subsection or from any future amount to be added to the amount of Consolidated Net Worth to be maintained under this subsection.

                    (b)          Consolidated Total Debt to Total Capitalization Ratio. Permit or suffer the Consolidated Total Debt to Total Capitalization Ratio to be greater than 0.50 to 1.0 at any time.

                    (c)          Consolidated Fixed Charge Coverage Ratio. Permit or suffer, as of the end of any fiscal quarter of the Company, the Consolidated Fixed Charge Coverage Ratio to be less than 2.0 to 1.0.

                    (d)          Liens. Create, incur or suffer to exist, any lien (including without limitation any pledge, mortgage, title retaining contract or other type of security interest, hereinafter "Liens") to exist on any of its property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired, except for the following:

                              (i) Liens for taxes which are not yet due and payable or the payment of which is not at the time required by Section 7.1(b);

                              (ii) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay, provided that the Company and its Subsidiaries may incur and permit to exist attachment and judgment Liens not otherwise permitted by this subparagraph (ii) if the judgments secured thereby shall not at any time exceed, in the aggregate, $5,000,000, and provided, further, that no attachment or judgment Lien permitted by this subparagraph shall secure a judgment in excess of $10,000,000 for a period in excess of 60 days after the entry thereof;

                              (iii) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;

                              (iv) other Liens incidental to the normal conduct of the business of the Company or any Subsidiary or the ownership of their respective properties which are not incurred in connection with the incurrence or maintenance of Indebtedness and which do not in the aggregate materially impair the use of any property subject thereto in the operation of the business of the Company or any Subsidiary, or materially detract from the value of such property;

                              (v) Liens existing on the Effective Date on the property and securing the Indebtedness described on Schedule 7.2(d);

                              (vi) any Lien renewing, extending or refunding any Lien permitted by subparagraph (v) of this Section, provided that (x) the principal amount of Debt secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (y) such Lien is not extended to any other property, and (z) immediately after such extension, removal or refunding no Default or Event of Default would exist;

                              (vii) Liens on property of any Subsidiary of the Company securing Indebtedness owing to the Company or to any of its wholly-owned Subsidiaries; and

                              (viii) other Liens not otherwise permitted by subparagraphs (i) through (vii) of this section securing Indebtedness of the Company or any Subsidiary, provided that the aggregate amount of such Indebtedness secured by Liens permitted by this subparagraph (viii) shall not at any time exceed 10% of Consolidated Net Worth as of the end of the then most recently ended fiscal quarter of the Company.

                    (e)          Merger; Acquisition, Sale of Assets; Etc. Sell, lease, transfer or otherwise dispose of any of its assets or business to any Person, make any Acquisition, nor sell, pledge or otherwise dispose of any shares of the Capital Stock of a Subsidiary or any Indebtedness of any Subsidiary, nor will any Subsidiary issue, sell, pledge or otherwise dispose of any shares of its own Capital Stock; make any Acquisition, nor merge or consolidate with any other Person; provided, however, that (i) the Company and its Subsidiaries may make Acquisitions provided that the aggregate consideration paid or payable by the

Company or any of its Subsidiaries for such Acquisitions: (x) in any fiscal year, together with the amount of any Investments made by the Company and its Subsidiaries during such fiscal year, does not exceed $75,000,000, and (y) since the Effective Date, together with the amount of any Investments made by the Company and its Subsidiaries since the Effective Date, does not exceed $200,000,000, (ii) any Subsidiary may be dissolved or merged out of existence so long as any assets of such Subsidiary are transferred to the Company or any other Subsidiary, provided that in any dissolution or merger of a Domestic Subsidiary the resulting owner of its assets is the Company or another Domestic Subsidiary, (iii) any Subsidiary may merge or consolidate with or into the Company or any wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation, (iv) sales of inventory in the ordinary course of business and sales of inventory in connection with the termination of a license for such inventory as required by such license agreement and in the ordinary course of business shall not be prohibited, and (v) the Company and its Subsidiaries may lease, sell or other dispose of its assets such that, together with all other assets of the Company and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the assets of the Company and its Subsidiaries.

                    (f)          Nature of Business. Engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the Effective Date.

                    (g)          Investments. Make or suffer to exist, or permit any Subsidiary to make or suffer to exist, any Investment (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, except:

                    (i)          Cash Equivalent Investments.

                    (ii)          Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 7.2(g).

                    (iii)          Other Investments, provided that the aggregate consideration paid or payable by the Company or any of its Subsidiaries for such Investments: (x) in any fiscal year, together with the amount of any Acquisitions made by the Company and its Subsidiaries during such fiscal year, does not exceed $75,000,000, and (y) since the Effective Date, together with the amount of any Acquisitions made by the Company and its Subsidiaries since the Effective Date, does not exceed $200,000,000.

                    (h)          Subsidiary Indebtedness. Permit any Subsidiary to create, incur, assume, guaranty or in any manner become liable in respect of, or suffer to exist, at any time any Indebtedness, except:

                    (i)          The Loans; and

                    (ii)          Other Indebtedness not exceeding 10% of Consolidated Net Worth at any time outstanding.

                    (i)          Existing Note Agreements. Make any amendment or modification to the Existing Note Agreements or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness under the Existing Note Agreements if any Event of Default or Unmatured Default exists or would be caused thereby. Any covenants, terms, conditions or defaults in the Existing Note Agreements not substantially provided for in this Agreement, or more favorable to the holders of the Indebtedness under the Existing Note Agreements are hereby incorporated by reference into this Agreement to the same extent as if set forth fully herein, and no subsequent amendment, waiver or modification thereof shall affect any such covenants, terms, conditions or defaults as incorporated herein.

ARTICLE VIII. DEFAULT

          8.1          Events of Default. The occurrence of any one of the following events or conditions shall be deemed an "Event of Default" hereunder unless waived pursuant to Section 10.1:

                    (a)          The Borrowers shall (i) fail to pay when due any principal of the Loans, or (ii) fail to pay within five days after the date when due any interest on the Loans or any commitment or facility fees or any other amount payable hereunder; or

                    (b)          Any representation or warranty made by a Borrower in Article VI hereof or in any other document or certificate furnished by or on behalf of the such Borrower in connection with this Agreement or by the Guarantor in the Guaranty, shall prove to have been incorrect in any material respect when made; or

                    (c)          The Company shall fail to perform or observe any term, covenant or agreement contained in Section 7.2 other than subsection (d); or

                    (d)          The Company shall fail to perform or observe any term, covenant or agreement contained in subsection (d) of Section 7.2 and, if such failure relates to a nonconsensual Lien, either (i) such failure shall remain unremedied for 30 calendar days after the earlier of (1) the day on which the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the Company first obtains knowledge of such failure or (2) the day on which notice of such failure is given to the Borrowers by the Agent or any Bank (the "Commencement Date") or (ii) the Company or its Subsidiary, as the case may be, shall fail, before the expiration of 15 calendar days after the Commencement Date, to begin, and at all times thereafter to continue, to contest such nonconsensual Lien in good faith by appropriate legal proceedings; or

                    (e)          The Borrowers shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or the Guaranty(other than such failures addressed in Sections 8.1(c) and (d) above), and any such failure shall remain unremedied for 30 calendar days after notice thereof shall have been given to the Company by the Agent or any Bank; or

                    (f)          (i) Any Indebtedness of the Company or any of its Subsidiaries aggregating more than $5,000,000 (other than Indebtedness hereunder) becomes or is declared to be due and payable prior to the stated maturity thereof as a result of any default or event of default occurring with respect thereto, or (ii) any part of the principal of, the premium, if any, or the interest on, or any other payment of money due under, any Indebtedness of the Company or any of its Subsidiaries aggregating more than $5,000,000 is not paid when due or within the period of grace, if any, provided with respect thereto, or (iii) the Company or any of its Subsidiaries fails to perform or observe any other covenant or agreement contained in any document(s) evidencing or securing any Indebtedness aggregating more than $5,000,000, or in any agreement(s) or instrument(s) under which any such Indebtedness was issued or created, and such nonperformance or nonconformity continues beyond the period of grace, if any, provided with respect thereto, if the effect of such failure is to cause, or permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, or permit any party to such document to cause, any payment in respect of such Indebtedness aggregating more than $5,000,000 to become due prior to their respective due dates, including without limitation the occurrence of any event of default of the Company or any of its Subsidiaries under any of the Existing Note Agreements; or

                    (g)          One or more judgments or orders for the payment of money which, together with other such judgments or orders which are not otherwise covered by insurance or reserves, exceed the aggregate amount of $5,000,000, shall be rendered against the Company or any of its Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment(s) or order(s) in such aggregate amount and for a period of 20 consecutive days after commencement of such proceedings (A) such judgment(s) or order(s) in such aggregate amount shall have remained unsatisfied and (B) such proceedings shall have remained unstayed, or (ii) for a period of 20 consecutive days, such judgment(s) or order(s) in such aggregate amount shall have remained unsatisfied and a stay of enforcement thereof, by reason of pending appeal or otherwise, shall not have been in effect, or (iii) the total of such judgment(s) or order(s) with respect to which at least one of the foregoing clauses (i) and (ii) applies shall equal or exceed $5,000,000; or

                    (h)          The occurrence of any "reportable event," as defined in ERISA, which is finally determined after all applicable appeal periods have expired to constitute grounds (i) for termination by the PBGC of any Plan maintained by or on behalf of the Company or any trade or business (whether or not incorporated) which together with the Company would be treated as a single employer under Section 4001 of ERISA or (ii) for the appointment by the appropriate United States District Court of a trustee to administer such Plan and such reportable event is not corrected and such determination is not revoked within 30 days after notice thereof has been given to the administrator of such Plan or to the Company or such trade or business, as the case may be; or the institution of proceedings by the PBGC to terminate any such Plan or to appoint a trustee to administer such Plan and the failure of the Company to (i) appropriately, diligently and in good faith successfully contest such proceedings within the applicable required period therefor or (ii) to establish adequate financial reserves on its books and records with respect thereto; or the appointment of a trustee by the appropriate United States District Court to administer any such Plan; or

                    (i)          The Company or any of its Material Subsidiaries shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or shall institute, or there shall be instituted against the Company or any of its Material Subsidiaries, any proceeding or case seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief or protection of debtors or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property, and, if such proceeding is instituted against the Company or such Material Subsidiary and is being contested by the Company or such Material Subsidiary, as the case may be, in good faith by appropriate proceedings, such proceedings shall remain undismissed or unstayed for a period of 60 days; or the Company or such Material Subsidiary shall take any action (corporate or other) to authorize or further any of the actions described above in this subsection; or

                    (j)          The occurrence of any Change of Control.

          8.2          Remedies.

                    (a)          Upon the occurrence and during the continuance of any Event of Default, the Agent shall, upon being directed to do so by the Required Banks, by notice to the Company terminate the Commitments or declare the outstanding principal of, and accrued interest on, the Notes and all other amounts due under this Agreement to be immediately due and payable, or both, whereupon the Commitments shall terminate forthwith or all such amounts shall become immediately due and payable, or both, as the case may be, provided that in the case of any event or condition described in Section 8.1(i) with respect to any

Borrower, the Commitments shall automatically terminate forthwith and all such amounts shall automatically become immediately due and payable without notice; in each case without demand, presentment, protest, diligence, notice of dishonor or other formality, all of which are hereby expressly waived.

                    (b)          Upon the occurrence and during the continuance of any Event of Default, the Agent may, and upon being directed to do so by the Required Banks shall, in addition to the remedies provided in Section 8.2(a), enforce its rights and those of the Banks either by suit in equity, or by action at law, or by other appropriate proceedings, whether for the specific performance (to the extent permitted by law) of any covenant or agreement contained any Loan Document or in aid of the exercise of any power granted in the Loan Documents, and may enforce the payment of the Loan Documents and any of its other rights available to the Agent or the Banks at law or in equity.

                    (c)          Upon the occurrence and during the continuance of any Event of Default hereunder and, except for the occurrence of any Event or Default set forth in Section 8.1(i), a declaration of acceleration pursuant to Section 8.2(a), each Bank may at any time and from time to time, without notice to the Borrowers (any requirement for such notice being expressly waived by the Company) set off and apply against any and all of the obligations of the Borrowers to the Banks and the Agent now or hereafter existing under this Agreement any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of any Borrower and any property of any Borrower from time to time in possession of such Bank, irrespective of whether the Banks shall have made any demand hereunder and although such obligations may be contingent and unmatured. The rights of the Banks under this Section 8.2(c) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Banks may have.

ARTICLE IX. THE AGENT AND THE BANKS

          9.1          Appointment of Agent. Bank One, Michigan is hereby appointed Agent for the Banks and accepts such appointment and agrees to act as such upon the conditions herein set forth. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, and shall not, by reason of this Agreement, have a fiduciary relationship with any Bank.

          9.2          Scope of Agency. Neither the Agent nor any of its directors, officers or agents shall be liable for any action taken or omitted by any of them hereunder or under the Notes, except for its, his or her own gross negligence or willful misconduct and except as provided in Section 9.3; or be responsible for any recitals, warranties or representations in the Loan Documents or for the execution or validity of the Loan Documents; or be required to make any inquiry concerning the performance by the Borrowers of any of their obligations under the Loan Documents. In the absence of gross negligence or willful misconduct, the Agent shall be entitled to rely, without liability therefor, upon any certificate or other document or other communication believed by it to be genuine and correct and to have been signed or sent by the proper officer or Person and upon the advice of legal counsel (which may be legal counsel for the Borrowers), independent public accountants and other experts concerning all matters pertaining to the agency. The Borrowers agree, upon demand, to pay or to reimburse the Agent for the payment of all reasonable compensation of such counsel, accountants and other experts and all other reasonable out-of-pocket expenses of the Agent. To the extent that the Borrowers shall fail to pay or to reimburse the Agent for the payment of the same, each Bank shall reimburse the Agent pro rata in accordance with their Pro Rata Shares, and any such amount so paid shall be immediately due and payable to the Banks by the Borrowers. The Banks agree to indemnify the Agent ratably in accordance with the Commitments for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in its capacity as such in any way relating to or arising out of this Agreement or the transactions contemplated hereby, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the Agent's gross negligence or willful misconduct.

          9.3          Duties of Agent. In carrying out the agency, the Agent shall have only the duties and responsibilities expressly set forth in this Agreement and in performing such duties and responsibilities the Agent shall exercise the same degree of care as it would if the Loans were entirely for its own account, but the Agent shall not be deemed to have knowledge of the occurrence of any Event of Default, or any event or condition which with notice or lapse of time, or both, could become such an Event of Default and need not take or continue any action with respect thereto or toward the enforcement of the Loan Documents, nor prosecute or defend any suit with respect to the Loan Documents, unless directed to do so by the Required Banks and unless indemnified to its satisfaction against any loss, cost, liability or expense which it might incur as a consequence of taking such action. The Agent may employ agents and attorneys and shall not be answerable for the negligence or misconduct of any such agents or attorneys selected by it with reasonable care. The Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent hereunder. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Company and its Subsidiaries in connection with its decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.

          9.4          Resignation of Agent. The Agent may resign as such at any time upon 30 days' prior written notice to the Company and the Banks. In the event of any such resignation, the Required Banks shall, by an instrument in writing delivered to the Company and the Agent, appoint a successor which shall be an incorporated bank or trust company. If a successor is not so appointed or does not accept such appointment at least 5 days before the Agent's resignation becomes effective, the Agent may appoint a temporary successor to act until such appointment by the Required Banks is made and accepted. Any successor to the Agent shall execute and deliver to the Company and the Banks an instrument accepting such appointment and thereupon such successor Agent, without further act, deed, conveyance or transfer shall become vested with all of the properties, rights, interests, powers, authorities and obligations of its predecessor hereunder with like effect as if originally named as Agent hereunder. Upon request of such successor Agent, the Company and the Agent ceasing to act shall execute and deliver such instruments of conveyance, assignment and further assurance and do such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such properties, rights, interests, powers, authorities and obligations.

          9.5          Pro Rata Sharing by Banks; Equalization. Except with respect to Swing Line Loans, each Bank agrees with every other Bank that, in the event that it shall receive and retain any payment on account of any Loan in excess of its Pro Rata Share, according to the principal amount of the Loans then outstanding, of the payment due all of the Banks, whether such payment be voluntary, involuntary or by operation of law, by application of set-off of any indebtedness or otherwise, then such Bank shall promptly purchase from the other Banks, without recourse, for cash and at face value, ratably in accordance with the principal amount of the Loans then outstanding, interests in the Loans of the other Banks in such an amount that each Bank shall have received payment its Pro Rata Share then owing to it; provided, that if any such purchase be made by any Bank and if any such excess payment relating thereto or any part thereof is thereafter recovered from such Bank, appropriate adjustment in the related purchase from the other Banks shall be made by rescission and restoration of the purchase price as to the portion of such excess payment so recovered. It is further agreed that, to the extent there is then owing by any Borrower to any Bank Indebtedness other than that evidenced hereunder, to which such Bank may apply any involuntary payments of indebtedness by such Borrower, including those resulting from exercise of rights of set-off or similar rights, such Bank shall apply all such involuntary payments first to obligations of such Borrower to the Banks hereunder and under the

Notes and then to such other Indebtedness owed to such Bank by such Borrower. Notwithstanding anything in this Agreement to the contrary, immediately and automatically upon the occurrence of an Event of Default under Section 8.1(a) or 8.1(i), each Bank shall be deemed to have purchased, without recourse or warranty, participation interests in the other Bank's Loans and/or take such other reasonable actions and make such other equitable adjustments among the Banks as reasonably agreed to by the Banks, to ensure that each Bank holds a portion (its "Equalized Share") of the Aggregate Outstanding Credit Exposure determined based on the ratio such Bank's Commitments bear to the Aggregate Commitments (or if the Commitments have been terminated, such ratio based on the amount of such Bank's Commitments and the Aggregate Commitments immediately prior to such termination), it being the intent of the Banks that following such participations, equalization payments and other actions in connection therewith, each Bank shall hold, whether through participation or directly, a share of the Aggregate Outstanding Credit Exposure equal to its Equalized Share. The Banks and the Agent agree to promptly execute any further documents and make such payments, if any, among themselves to accomplish such equalization.

          9.6          Syndication Agent, Documentation Agent, Etc. Each Bank and Borrower acknowledges and agrees that the Syndication Agent, the Documentation Agent and any Bank, if any, designated as a "co-agent", in such capacity, shall have no duties or responsibilities, shall incur no liabilities, and shall not be entitled to any additional fees, under this Agreement or the other Loan Documents in their capacity as such.

ARTICLE X. MISCELLANEOUS

          10.1          Amendments; Etc. Subject to the provisions of this Article X, the Required Banks (or the Agent with the consent in writing of the Required Banks) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Banks or the Borrowers hereunder or waiving any Event of Default hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Bank affected thereby:

                    (a)          Extend the final maturity of any Loan or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof, or reduce the rate or extend the time of payment of interest or fees thereon.

                    (b)          Reduce the percentage specified in the definition of Required Banks.

                    (c)          Extend the Termination Date or increase the amount of any Commitment of any Bank hereunder or, except as allowed under Section 2.2, the Aggregate Commitments, or permit any Borrower to assign its rights under this Agreement.

                    (d)          Amend this Section 10.1 or the definition of Agreed Currencies.

                    (e)          Release any Borrower or the Guarantor, except as allowed pursuant to any permitted asset sale or otherwise allowed under this Agreement.

                    (f)          Permit the termination of the obligations of any Bank hereunder, provided that upon any such termination, (i) the Company shall have the option to select a bank to replace such terminating Bank and to assume the rights and obligations of such Bank hereunder, provided that such replacement bank is acceptable to each non-terminating Bank, and (ii) in the event that such terminating Bank is not so replaced, each non-terminating Bank shall be entitled, but shall not be obligated, to increase its Commitment by an amount equal to that amount of the terminating Bank's Commitment bearing the same ratio to such terminating Bank's Commitment as such non-terminating Bank's Commitment bears to the aggregate Commitment of all non-terminating Banks. In the event that any non-terminating Bank shall not elect to increase its Commitment as specified in clause (ii), each Bank making such election shall be entitled, but shall not be obligated, to further increase its Commitment by an amount equal to that amount of each non-electing Bank's Commitment bearing the same ratio to such non-electing Bank's Commitment as such electing Bank's Commitment bears to the aggregate Commitment of all electing Banks. The procedure set forth in the preceding sentence shall be followed until the entire Commitment of the terminating Bank is allocated or until no non-terminating Bank shall desire to further increase its Commitment.

          In addition to the above, any Foreign Subsidiary of the Company may be added as a Borrower (provided that it qualifies as a Canadian Borrower or a U.K. Borrower under the provisions of the definitions of those terms) hereto at any time upon (A) the execution and delivery by the Company, such Foreign Subsidiary and the Agent of a joinder agreement in form satisfactory to the Agent providing for such Foreign Subsidiary to become a Borrower, (B) the execution and delivery by the Company of a Guaranty, or the confirmation of the existing Guaranty, with respect to such Foreign Subsidiary, (C) the delivery to the Agent of such legal opinions, resolutions and corporate documents as requested by the Agent, (D) the delivery of such other documents with respect thereto as the Agent shall reasonably request and (E) the written approval of the Agent.

          Any such amendment, waiver or termination shall be effective only in the specific instance and for the specific purpose for which given and no amendment of any provision of this Agreement relating to the Swing Line Bank or any Swing Line Loans shall be effective without the written consent of the Swing Line Bank and no amendment of any provision of this Agreement or any other Loan Document relating to the Agent shall be effective without the written consent of the Agent. Notwithstanding anything herein to the contrary, any Defaulting Bank shall not be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver and, for purposes of determining the Required Banks, the Commitments and the Loans of such Defaulting Bank shall be disregarded and the Agent shall have the ability, but not the obligation, to replace any such Defaulting Bank with another lender or lenders.

          10.2          Notices.

                    (a)          Except as otherwise provided in Section 10.2(c), all notices, requests, consents and other communications hereunder shall be in writing and shall be delivered or sent to each Borrower at 9341 Courtland Drive, Rockford, Michigan 49351, Attention: Treasurer; and to the Agent at 611 Woodward Avenue, Detroit, Michigan 48226, Attention: Michigan Banking Division; and to the Banks at the respective addresses for notices set forth on the signature pages hereof, or to such other address as may be designated by any Borrower, the Agent or any Bank by notice to the other parties hereto. All notices shall be deemed to have been given at the time of actual delivery thereof to such address or, if sent by the Agent or any Bank to the Borrowers by certified or registered mail, postage prepaid, to such address, on the date of mailing.

                    (b)          Notices by the Company with respect to terminations or reductions of the Commitments pursuant to Section 2.2, requests for Loans pursuant to Section 3.1, requests for continuations or conversions of Loans pursuant to Section 3.5 or Section 3.7(d) and notices of prepayment pursuant to Section 4.3 shall be irrevocable and binding on the Borrowers.

                    (c)          Any notice to be given by the Company to the Banks pursuant to Sections 3.1, 3.5, 3.7(d) or 4.3 and any notice to be given by the Banks hereunder, may be given by telephone or by facsimile transmission and must be immediately confirmed in writing in the manner provided in Section 10.2(a). Any such notice given by telephone and facsimile transmission shall be deemed effective upon receipt thereof by the party to whom such notice is given.

          10.3          Conduct No Waiver; Remedies Cumulative. No course of dealing on the part of the Agent or the Banks, nor any delay or failure on the part of the Agent or the Banks in exercising any right, power or privilege hereunder shall operate as a waiver of such right or privilege or otherwise prejudice the Agent's or any Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege. No right or remedy conferred upon or reserved to the Banks under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Agent or the Banks may be exercised from time to time and as often as may be deemed expedient by them.

          10.4          Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of the Borrowers made herein or in any certificate or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by each Bank, notwithstanding any investigation heretofore or hereafter made by any Bank or on any Bank's behalf, and those covenants and agreements of the Borrowers set forth in Article V and in Section 10.5 shall survive the repayment in full of the Loans and the termination of the Commitments.

          10.5          Expenses. The Borrowers agree to pay and save the Agent and the Banks harmless from liability for the payment of (a) the reasonable fees and expenses of Dickinson Wright PLLC, counsel for the Agent, in connection with the preparation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated hereby, and in connection with any amendments, waivers or consents in connection therewith, and (b) all reasonable costs and expenses of the Agent and the Banks (including reasonable fees and expenses of counsel) in connection with the enforcement of this Agreement or the Notes.

          10.6          Successors and Assigns. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no Borrower may, without the prior consent of the Banks, assign its rights or obligations hereunder or under the Notes and the Banks shall not be obligated to make any Loan hereunder to any entity other than a Borrower.

                    (b)          Any Bank may sell a participation interest to any financial institution or institutions, and such financial institution or institutions may further sell, a participation interest (undivided or divided) in, the Loans and such Bank's rights and benefits under this Agreement and the Notes, and to the extent of that participation, such participant or participants shall have no rights or benefits against the Borrowers hereunder, provided, however, that (i) such Bank's obligations under this Agreement shall remain unmodified and fully effective and enforceable against such Bank, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of its Note for all purposes of this Agreement, (iv) the Borrowers, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, and (v) such Bank shall not grant to its participant any rights to consent or withhold consent to any action taken by such Bank or the Agent under this Agreement other than action requiring the consent of all of the Banks hereunder.

                    (c)          Each Bank may, with the prior consent of the Agent (and not otherwise) and, provided that no Event of Default has occurred and is continuing, the Company, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Loans owing to it and the Note or Notes held by it);

provided, however, that (i) such consent of the Agent and the Company shall not be required if such assignment is to an existing Bank or an Affiliate thereof, (ii) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations, (iii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, (A) the amount of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, and in integral multiples of $1,000,000 thereafter, or such lesser amount as the Company and the Agent may consent to and (B) after giving effect to each such assignment, the amount of the Commitment of the assigning Bank when the Commitments are at their lower amounts shall in no event be less than $5,000,000 or such other amount agreed to by the Agent and the Company, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance in the form of Exhibit F hereto (an "Assignment and Acceptance"), together with any Note or Notes subject to such assignment and a processing fee of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto).

                    (d)           The aggregate of the Commitments of the Agent shall not be less than $10,000,000 at any time prior to the Termination Date, unless the Commitments are terminated under Section 2.2 or 8.2

          10.7          Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart, and this Agreement shall enter into force and effect only if counterparts executed by the Borrowers and by each Bank named in Section 2.1(a) are returned to and executed by the Agent. Upon such execution by the Agent, this Agreement shall be deemed effective as of the Effective Date.

          10.8          Governing Law. This Agreement is a contract made under, and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with, the laws of the State of Michigan applicable to contracts made and to be performed entirely within such State.

          10.9          Headings. The headings of the various subdivisions hereof are for the convenience of reference only and shall in no way modify any of the terms or provisions hereof.

          10.10          Construction of Certain Provisions. All computations required hereunder and all financial terms used herein shall be made or construed in accordance with Generally Accepted Accounting Principles unless such principles are inconsistent with the express requirements of this Agreement. If any provision of this Agreement refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

          10.11          Integration and Severability. This Agreement embodies the entire agreement and understanding among the Borrowers, the Agent and the Banks, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the obligations of the Borrowers under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Borrowers shall not in any way be affected or impaired thereby, and such invalidity, illegality or enforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Borrowers under this Agreement or the Notes in any other jurisdiction.

          10.12          Interest Rate Limitation. Notwithstanding any provisions of this Agreement or the Notes, in no event shall the amount of interest paid or agreed to be paid by the Borrowers exceed an amount computed at the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement or the Notes at the time performance of such provision shall be due, shall involve exceeding the interest rate limitation validly prescribed by law which a court of competent jurisdiction may deem applicable hereto, then, ipso facto, the obligations to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under applicable law, and if for any reason whatsoever the Banks shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of principal of the Loans outstanding hereunder (whether or not then due and payable) and not to the payment of interest, or shall be refunded to the Borrowers if such principal has been paid in full.

          10.13          Independence of Covenants. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of an Event of Default if such action is taken or condition exits.

          10.14.          Dissemination of Information. The Company authorizes each Bank to disclose to any participant or purchaser or any other Person acquiring an interest in this Agreement by operation of law (each a "Transferee") and any prospective Transferee any and all information in such Bank's possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any Reports.

          10.15          Accounting. (i) Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Banks hereunder shall (unless otherwise disclosed to the Banks in writing at the time of delivery thereof in the manner described in subsection (ii) below) be prepared, in accordance with Generally Accepted Accounting Principles (subject, in the case of financial statements which are not fiscal year end statements, to the absence of footnotes and year-end audit adjustments); provided that, if the Company notifies the Agent that it wishes to amend any covenant in Article VII to eliminate the effect of any change in Generally Accepted Accounting Principles (or if the Agent notifies the Company that the Agent or the Required Banks wish to amend Article VII for such purpose), then the Company's compliance with such covenants shall be determined on the basis of Generally Accepted Accounting Principles in effect immediately before the relevant change in Generally Accepted Accounting Principles became effective until either such notice is withdrawn or such covenant or any such defined term is amended in a manner satisfactory to the Company and the Required Banks. Notwithstanding anything herein, in any financial statements of the Company or in Generally Accepted Accounting Principles to the contrary, for purposes of calculating and determining compliance with the financial covenants in Article VII and determining the Applicable Margin, including defined terms used therein, any Acquisition made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the period for which such financial covenants and the Applicable Margin were calculated shall be deemed to have occurred on the first day of the relevant period for which such financial covenants and the Applicable Margin were calculated on a pro forma basis acceptable to the Agent.

                    (ii)          The Company shall deliver to the Banks at the same time as the delivery of any financial statement under Section 7.1: (x) a description in reasonable detail of any material variation between the application or other modification of accounting principles employed in the preparation of such statement and the application or other modification of accounting principles employed in the preparation of the immediately prior annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of subsection (i) above and (y) reasonable estimates of the difference between such statements arising as a consequence thereof.

                    (iii)          For purposes of Article VII (including any baskets or limitations expressed in U.S. Dollars therein) of this Agreement, any Indebtedness, Investment or other amount made or incurred in any currency other than U.S. Dollars shall be deemed to be the U.S. Dollar Amount thereof.

          10.16          Waiver of Jury Trial. The Banks and the Agent and each Borrower, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right any of them may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement or any of the transactions contemplated by this Agreement or any course of conduct, dealing, statement (whether oral or written) or actions of any of them. Neither any Bank, the Agent, nor any Borrower shall seek to consolidate, by counterclaim or otherwise, any such action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. These provisions shall not be deemed to have been modified in any respect or relinquished by any party thereto except by a written instrument executed by such party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year above written.

Address for Notices: 9341 Courtland Drive Rockford, Michigan 49351 Attention: Steve Gulis, Chief Financial Officer Telephone: (616) 866-5570 Telecopy: (616) 866-0257	WOLVERINE WORLD WIDE, INC. By: /s/ S. Gulis Jr. Its: EVP - CFO

HUSH PUPPIES CANADA FOOTWEAR, LTD. By: /s/ S. Gulis Jr. Its: Director and Authorized Officer

HUSH PUPPIES (U.K.) LTD. By: /s/ S. Gulis Jr. Its: Director and Authorized Officer

MERRELL (EUROPE) LIMITED By: /s/ S. Gulis Jr. Its: Authorized Officer

Address for Notices:

611 Woodward Avenue
Detroit, Michigan 48226
Attention: Michigan Banking Division
Telephone: (313) 225-2531
Telecopy: (313) 226-0855
U.S./U.K Revolving
Commitment: $15,000,000
Canadian Revolving
Commitment: $0

BANK ONE, MICHIGAN, as a Bank and as Agent By: /s/ Jean Phelan Its: Vice President

Address for Notices:

111 West Monroe Street
P.O. Box 755
Chicago, Illinois 60690
Attention: Kirby Law
Telephone: (312) 461-2735
Telecopy: (312) 461-5225
U.S./U.K Revolving
Commitment Amount: $22,500,000
Canadian Revolving
Commitment Amount: $0

HARRIS TRUST AND SAVINGS BANK, as a Bank and as Syndication Agent By: /s/ Kirby M. Law Kirby M. Law Its: Vice President

Address for Notices:

P O Box 75000
Detroit, Michigan 48275-3268
Attention: Robert Porterfield
Telephone: (313) 222-7802
Telecopy: (313) 222-9514
U.S./U.K Revolving
Commitment Amount: $22,500,000
Canadian Revolving
Commitment Amount: $0

COMERICA BANK, as a Bank and as Documentation Agent By: /s/ Robert M. Porterfield Its: Vice President

Address for Notices:

77 Monroe Avenue, N.W., 2nd Floor
Grand Rapids, Michigan 49501
Attention: David Kislter
Telephone: (616) 451-7871
Telecopy: (616) 451-7708
U.S./U.K Revolving
Commitment Amount: $15,000,000
Canadian Revolving
Commitment Amount: $0

MICHIGAN NATIONAL BANK By: /s/ David Kistler Its: Vice President

Address for Notices:

1001 S. Worth
Birmingham, Michigan 48009
Attention: Carolann Morykwas
Telephone: (248) 901-2110
Telecopy: (248) 901-2033
U.S./U.K Revolving
Commitment Amount: $15,000,000
Canadian Revolving
Commitment Amount: $0

NATIONAL CITY BANK By: /s/ Carolann M. Morykwas Carolann M. Morykwas Its: Senior Vice President

Address for Notices:

Corporate Banking Department
111 Lyon NW
Grand Rapids, Michigan 49503
Attention: Fred Lake
Telephone: (616) 771-5369
Telecopy: (616) 771-4641
U.S./U.K Revolving
Commitment Amount: $10,000,000
Canadian Revolving
Commitment Amount: $0

OLD KENT BANK By: /s/ Frederick C. Lake Frederick C. Lake Its: Vice President

Address for Notices:

161 Bay Street
Suite 4240
Toronto Ontario M5J 2S1
Attention: Lehong Zhang
Telephone: (416) 365-8262
Telecopy: (416) 363-7574
U.S./U.K. Revolving
Commitment Amount: $0
Canadian Revolving
Commitment Amount: $10,000,000

BANK ONE CANADA By: /s/ Lehong Zhang Its: Vice President